UNITED STATES	OMB APPROVAL
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Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.         )

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RENAISSANCERE HOLDINGS LTD.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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RENAISSANCERE HOLDINGS LTD.
Renaissance House
8–20 East Broadway
Pembroke HM 19 Bermuda

April 26, 2007

Dear Shareholder:

You are cordially invited to attend the 2007 Annual General Meeting of Shareholders of RenaissanceRe Holdings Ltd. to be held on May 31, 2007, at 9:00 a.m., Atlantic Daylight Time, at Renaissance House, 8–20 East Broadway, Pembroke, Bermuda.

The enclosed Proxy Statement provides you with detailed information regarding the business to be considered at the meeting. Please read it carefully.

Your vote is important to us regardless of the size of your holding. To ensure your shares are represented at the meeting, we urge you to complete, sign, date and return the accompanying proxy card in the enclosed postage paid envelope as soon as possible, whether or not you plan to attend the meeting in person. See “How do I vote?” in the Proxy Statement for more details.

Thank you for your continued support of RenaissanceRe.

Sincerely,

W. James MacGinnitie Chairman of the Board of Directors	Neill A. Currie Chief Executive Officer

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS
to be Held on May 31, 2007

Notice is hereby given that our 2007 Annual General Meeting of Shareholders (the “Annual Meeting”) will be held at Renaissance House, 8–20 East Broadway, Pembroke, Bermuda on May 31, 2007, at 9:00 a.m., Atlantic Daylight Time, for the following purposes:

1.	To elect three Class III directors to serve until our 2010 Annual General Meeting; and

2.	To appoint the firm of Ernst & Young, independent auditors, to serve as our independent auditors for the 2007 fiscal year until our 2008 Annual General Meeting, and to refer the determination of the auditors’ remuneration to the Board of Directors.

At the Annual Meeting, shareholders will also receive the report of our independent auditors and our financial statements for the year ended December 31, 2006, and may also be asked to consider and take action with respect to such other matters as may properly come before the Annual Meeting.

The Board of Directors has fixed the close of business on April 20, 2007, as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting.

By order of the Board of Directors,

Stephen H. Weinstein
Corporate Secretary

RENAISSANCERE HOLDINGS LTD.
Renaissance House
8–20 East Broadway
Pembroke HM 19 Bermuda

ANNUAL GENERAL MEETING OF SHAREHOLDERS
May 31, 2007

GENERAL INFORMATION

Q:	Why am I receiving these materials?

A:	You are receiving these materials because you are a shareholder of RenaissanceRe Holdings Ltd. (“RenaissanceRe”) as of the Record Date (as defined below) and are entitled to attend and vote at the 2007 Annual General Meeting of Shareholders to be held at Renaissance House, 8–20 East Broadway, Pembroke, Bermuda on May 31, 2007, at 9:00 a.m., Atlantic Daylight Time, or any postponement or adjournment thereof (the “Annual Meeting”). This Proxy Statement summarizes the information you need to know to vote at the Annual Meeting. This Proxy Statement, the Notice of Annual General Meeting and the accompanying proxy card are being first mailed to shareholders on or about April 26, 2007.

We have included with this Proxy Statement our Annual Report to Shareholders. Although the Annual Report and Proxy Statement are being mailed together, the Annual Report should not be deemed to be part of the Proxy Statement.

Q:	Who is soliciting my proxy?

A:	Proxies in the form enclosed are being solicited by the Board of Directors (the “Board”). The persons named in the accompanying proxy card have been designated as proxies by the Board. Such persons designated as proxies serve as officers of RenaissanceRe.

Q:	What will I be voting on?

A:	You are voting on two items (collectively, the “Proposals”):

1.	To elect three Class III directors to serve until our 2010 Annual General Meeting (the “Board Nominees Proposal”); and

2.	To appoint the firm of Ernst & Young, independent auditors, to serve as our independent auditors for the 2007 fiscal year until our 2008 Annual General Meeting, and to refer the determination of the auditors’ remuneration to the Board (the “Auditors Proposal”).

Shareholders may also be asked to consider and take action with respect to such other matters as may properly come before the Annual Meeting.

Q:	What are the voting recommendations of the Board?

A:	The Board recommends the following votes:

1.	FOR the Board Nominees Proposal

2.	FOR the Auditors Proposal

Q:	Who is entitled to vote?

A:	The Board has set April 20, 2007, as the record date for the Annual Meeting (the “Record Date”). If you were the owner of our common shares, par value $1.00 per share (the “Full Voting Shares”), or Diluted Voting Class I Common Shares, par value $1.00 per share (the “Diluted Voting Shares” and, together with the Full Voting Shares, the “Common Shares”), at the close of business on the Record Date, you are entitled to notice of, and may vote at, the Annual Meeting. The Common Shares are our only class of equity securities outstanding and entitled to vote at the Annual Meeting.

Q:	What is the quorum requirement?

A:	As of April 20, 2007, 72,069,287 Full Voting Shares and 195,000 Diluted Voting Shares were issued and outstanding. The presence, in person or by proxy, of holders of more than 50% of the Common Shares outstanding and entitled to vote on the matters to be considered at the Annual Meeting is required to constitute a quorum for the transaction of business at the Annual Meeting. Holders of Full Voting Shares and Diluted Voting Shares shall vote together as a single class on all matters presented for a vote by the shareholders at the Annual Meeting.

Q:	How many votes do I have?

A:	Holders of Full Voting Shares are entitled to one vote on each matter to be voted upon by the shareholders at the Annual Meeting for each share held. Each holder of Diluted Voting Shares is entitled to a fixed voting interest in RenaissanceRe of up to 9.9% of all outstanding voting rights attached to the Common Shares, inclusive of the percentage interest in RenaissanceRe represented by Controlled Common Shares (as defined below) of the holder, but in no event greater than one vote for each share held. Each Diluted Voting Share currently carries one vote per share. With respect to any holder of Diluted Voting Shares, “Controlled Common Shares” means Common Shares owned directly, indirectly or constructively by such holder within the meaning of Section 958 of the U.S. Internal Revenue Code of 1986, as amended, and applicable rules and regulations promulgated thereunder.

Q:	How do I vote?

A:	You may either vote in person at the Annual Meeting or by proxy without attending the meeting.

To vote by proxy, you must either:

1.	fill out the enclosed proxy card, date and sign it, and return it in the enclosed postage-paid envelope;

2.	vote by telephone (instructions are on the proxy card); or

3.	vote by internet (instructions are on the proxy card).

Q:	What does it mean if I receive more than one proxy card?

A:	Generally, it means that you hold shares registered in more than one account. To ensure that all of your shares are voted, sign and return each proxy card you receive.

Q:	What happens if I do not indicate how to vote by proxy?

A:	If no instructions are provided in an executed proxy, it will be voted FOR each of the Proposals, and, as to any other business as may properly come before the Annual Meeting, in accordance with the proxyholder’s judgment as to such business.

Q:	What is a broker non-vote?

A:	Broker non-votes occur when nominees, such as banks and brokers holding shares on behalf of beneficial owners, do not receive voting instructions from the beneficial holders at least ten days before the Annual Meeting. Member brokerage firms of The New York Stock Exchange, Inc. (the “NYSE”) that hold shares in street name for beneficial owners may, to the extent that such beneficial owners do not furnish voting instructions with respect to any or all Proposals submitted for shareholder action, vote in their discretion upon all of the Proposals. Any broker non-votes and abstentions will not be counted as shares present in connection with Proposals with respect to which they are not voted.

Q:	Can I send someone to vote my Common Shares for me at the Annual Meeting?

A:	Yes. If a shareholder appoints a person other than the persons named in the enclosed proxy card to represent him or her, such person will vote the shares in respect of which he or she is appointed proxyholder in accordance with the directions of the shareholder appointing him or her. Any shareholder desiring to appoint another person to represent him or her at the Annual Meeting may do so either by inserting such person’s name in the blank space provided on the accompanying proxy card, or by completing another proxy card and, in either case, delivering an executed proxy to the Secretary of RenaissanceRe at the address indicated above before the time of the Annual Meeting. It is the responsibility of the shareholder appointing such other person to represent him or her to inform such person of this appointment.

Q:	Can I change my vote after I have mailed my signed proxy card or voted by telephone or the internet?

A:	Yes. You can change your vote at any time before your proxy is voted at the Annual Meeting. You can do this in one of five ways:

1.	you can deliver to the Secretary of RenaissanceRe a written statement revoking such proxy to be received not less than two hours prior to the Annual Meeting;

2.	you can execute and deliver a later-dated proxy card to be received by the Secretary of RenaissanceRe not less than 48 hours before the Annual Meeting;

3.	you can re-vote by telephone up until 11:59 p.m. Eastern Daylight Time the day before the Annual Meeting (instructions are on the proxy card);

4.	you can re-vote by internet up until 11:59 p.m. Eastern Daylight Time the day before the Annual Meeting (instructions are on the proxy card); or

5.	you can attend the Annual Meeting and vote in person.

Attendance at the Annual Meeting by a shareholder who has executed and delivered a proxy to us shall not in and of itself constitute a revocation of such proxy. Only your vote at the Annual Meeting will revoke your proxy.

Q:	Am I entitled to appraisal rights?

A:	The Board has not proposed for consideration at the Annual Meeting any transaction for which the laws of Bermuda entitle shareholders to appraisal rights.

Q:	How does the voting take place at the Annual Meeting?

A:	The nominees for election as directors at the Annual Meeting who receive the highest number of “FOR” votes will be elected as directors. This is called plurality voting. Unless you indicate otherwise on your proxy card, the persons named as your proxies will vote your shares FOR all the nominees for director named in this proxy statement. All other proposals require the affirmative “FOR” vote of a majority of those shares present at the meeting and entitled to vote on the proposal. A hand vote will be taken unless a poll is requested pursuant to the Bye-laws.

Q:	How are my votes counted?

A:	Each of our Full Voting Shares entitles its holder to one vote on each matter that is voted upon at the Annual Meeting or any adjournments thereof, subject to certain provisions of our Bye-laws that reduce the total voting power of any shareholder owning, directly or indirectly, beneficially or otherwise, as described in our Bye-laws, 9.9% or more of the Common Shares to less than 9.9% of the total voting power of our capital stock unless otherwise waived at the discretion of the Board. In addition, the Board may limit a shareholder’s voting rights where it deems it necessary to do so to avoid adverse tax, legal or regulatory consequences.

The reduction of such voting power may have the effect of increasing another shareholder’s voting power to more than 9.9%, thereby requiring a corresponding reduction in such other shareholder’s voting power.

Because the applicability of the voting power reduction provisions to any particular shareholder depends on facts and circumstances that may be known only to the shareholder or related persons, we request that any holder of Common Shares with reason to believe that it is a shareholder whose Common Shares constitute 9.9% or more of the voting power of RenaissanceRe contact us promptly so that we may determine whether the voting power of such holder’s Common Shares should be reduced. The Board is empowered to require any shareholder to provide information as to that shareholder’s beneficial ownership of Common Shares, the names of persons having beneficial ownership of the shareholder’s Common Shares, relationships with other shareholders or any other facts the directors may consider relevant to the determination of the number of Common Shares attributable to any person. The Board may disregard the votes attached to Common Shares of any holder who fails to respond to such a request or who, in its judgment, submits incomplete or inaccurate information. The Board retains the discretion to make such final adjustments that it considers fair and reasonable in all the circumstances as to the aggregate number of votes attaching to the Common Shares of any shareholder to ensure that no shareholder’s voting power is more than 9.9% of the total voting power of our capital stock at any time.

See also “How many votes do I have?” above for information about our Common Shares.

Q:	What else will happen at the Annual Meeting?

A:	At the Annual Meeting, shareholders will also receive the report of our independent auditors and our financial statements for the year ended December 31, 2006.

Q:	Who pays the costs of soliciting proxies?

A:	We will bear the cost of solicitation of proxies. We have engaged the firm of MacKenzie Partners to assist us in the solicitation of proxies for a fee of $4,000, plus the reimbursement of certain expenses. Further solicitation may be made by our directors, officers and employees personally, by telephone, internet or otherwise, but such persons will not be specifically compensated for such services. We may also make, through bankers, brokers or other persons, a solicitation of proxies of beneficial holders of the Common Shares. Upon request, we will reimburse brokers, dealers, banks or similar entities acting as nominees for reasonable expenses incurred in forwarding copies of the proxy materials relating to the Annual Meeting to the beneficial owners of Common Shares which such persons hold of record.

DIRECTORS AND EXECUTIVE OFFICERS OF RENAISSANCERE

The table below sets forth the names, ages and titles of the directors and executive officers of RenaissanceRe as of the date hereof.

Name	Age	Position
W. James MacGinnitie	68	Chairman of the Board of Directors
Neill A. Currie	54	Chief Executive Officer, Director
William I. Riker	47	President, Director
Fred R. Donner	49	Executive Vice President and Chief Financial Officer
John D. Nichols, Jr.	47	Executive Vice President of RenaissanceRe and President of RenaissanceRe Ventures Ltd.
Kevin J. O’Donnell	40	Senior Vice President of RenaissanceRe and President of Renaissance Reinsurance Ltd.
William J. Ashley	51	Senior Vice President of RenaissanceRe and President and Chief Executive Officer of Glencoe Group Holdings Ltd.
Peter C. Durhager	36	Senior Vice President and Chief Administrative Officer of RenaissanceRe and President of RenaissanceRe Services Ltd.
Stephen H. Weinstein	38	Senior Vice President, Chief Compliance Officer, General Counsel and Secretary
Todd R. Fonner	40	Senior Vice President, Chief Risk Officer and Chief Investment Officer
Mark A. Wilcox	39	Senior Vice President, Chief Accounting Officer and Corporate Controller
Thomas A. Cooper	70	Director
Edmund B. Greene	69	Director
Brian R. Hall	65	Director
Jean D. Hamilton	60	Director
William F. Hecht	64	Director
Henry Klehm III	48	Director
Scott E. Pardee	70	Director
Nicholas L. Trivisonno	60	Director

W. James MacGinnitie has served as one of our directors since February 2000 and as non-executive Chairman of the Board since November 2005. Mr. MacGinnitie is a Class II director. Mr. MacGinnitie is an independent actuary and consultant. He served as Senior Vice President and Chief Financial Officer of CNA Financial from September 1997 to September 1999. From May 1994 until September 1997, Mr. MacGinnitie was a partner of Ernst & Young and National Director of its actuarial services. From 1975 until 1994 he was a principal in Tillinghast, primarily responsible for its property-casualty actuarial consulting services. Mr. MacGinnitie is a Fellow of both the Casualty Actuarial Society and the Society of Actuaries, and has served as President of both organizations as well as of the American Academy of Actuaries and the International Actuarial Association. In addition, Mr. MacGinnitie serves on the board of directors of Trustmark Mutual Holding Company and of NORCAL Mutual Insurance Company.

Neill A. Currie has served as our Chief Executive Officer and as a director since November 2005. Mr. Currie is a Class II director. Mr. Currie was a co-founder of RenaissanceRe in 1993 and served as a Senior Vice President until he initially retired from the Company in 1997. He re-joined RenaissanceRe in July 2005 as an Executive Vice President, and was responsible for our specialty reinsurance business, prior to assuming the role of Chief Executive Officer. Mr. Currie served as a director of Platinum Underwriters Holdings, Ltd. from May 2003 until July 2005. Prior to co-founding RenaissanceRe in 1993, Mr. Currie was Chief Executive Officer of G.J. Sullivan Co.—Atlanta, a private domestic reinsurance broker. From 1982 through 1992, Mr. Currie served as Senior Vice President at R/I and G.L. Hodson, predecessors to Willis Group Holdings Ltd.

William I. Riker has served as our President since February 2002 and as a director since August 1998. Mr. Riker, currently a Class III director, is not standing for re-election to the Board at the Annual Meeting. Mr. Riker previously served as our Executive Vice President from December 1997, as our Senior Vice President from March 1995 and as our Vice President—Underwriting from November 1993. Mr. Riker also served previously as Chief Executive

Officer of Glencoe Group Holdings Ltd. from April 2004 until January 2006. From March 1993 through October 1993, Mr. Riker served as Vice President of Applied Insurance Research, Inc. Prior to that, Mr. Riker held the position of Senior Vice President, Director of Underwriting at American Royal Reinsurance Company. He was responsible for developing various analytical underwriting tools while holding various positions at American Royal from 1984 through 1993.

Fred R. Donner has served as our Executive Vice President and Chief Financial Officer since July 2006. Prior to joining RenaissanceRe, Mr. Donner worked for 22 years at KPMG LLP, where he most recently served as Senior Audit Partner and National Insurance Practice Leader advising companies in the insurance industry and overseeing the audit, tax and advisory services provided to the firm’s insurance clients.

John D. Nichols, Jr. has served as our Executive Vice President since May 2003 and as President of RenaissanceRe Ventures Ltd., and in similar capacities, since February 2000. Previously, he served as our Senior Vice President—Structured Products from November 1999, Vice President—Finance from November 1997 and as our Assistant Vice President—Finance from September 1995. From August 1990 through September 1995, Mr. Nichols held various positions including Assistant Vice President, Finance and subsequently, Assistant Vice President, Claims at Hartford Steam Boiler Inspection and Insurance Company where he was responsible for financial reporting and subsequently property claims.

Kevin J. O’Donnell has served as our Senior Vice President—Property Catastrophe Reinsurance since November 1999 and as the President of Renaissance Reinsurance Ltd. since November 2005. Previously, Mr. O’Donnell served as a Vice President of RenaissanceRe from February 1998 and as Assistant Vice President—Underwriting from 1996. From 1995 to 1996, Mr. O’Donnell was Vice President of Centre Financial Products Ltd. From 1993 to 1995, Mr. O’Donnell was an underwriter in SCOR US’s Alternative Markets operations.

William J. Ashley, Senior Vice President, has served with us since July 2002 and as the President and Chief Executive Officer of Glencoe Group Holdings Ltd. since January 2006. Prior to January 2006, Mr. Ashley served as our Vice President and as the Chief Underwriting Officer of Glencoe Group Holdings Ltd. from July 2003. Mr. Ashley joined Glencoe Insurance Ltd. as Senior Vice President in September 2001. From 1995 to September 2001, Mr. Ashley held various positions at Benfield Blanch (formerly E.W. Blanch), including Executive Vice President of Strategic Operations and Risk Management, where he also managed the Catastrophe Modeling, Dynamic Financial Modeling and Actuarial Units of Benfield Blanch.

Peter C. Durhager, Senior Vice President and Chief Administrative Officer, has served with us since June 2003 and as President of RenaissanceRe Services Ltd. since March 2004. Mr. Durhager is responsible for RenaissanceRe’s Global Shared Services division, including Human Resources & Organizational Development, Marketing, Operations and Information Technology. Prior to his employment at RenaissanceRe, Mr. Durhager was a co-founder and Vice Chairman, President and Chief Operating Officer of Promisant Holdings Ltd. from January 2000 to February 2003. Prior to that, Mr. Durhager was Chairman and CEO of Logic Communications Ltd. from January 1996 until December 1999. From 1997 to 1999, he served as President and CEO of Millennium International Limited, a Bermuda-based internet and advanced data communications services company. From July 1991 until December 1995, Mr. Durhager was Head of Electronic Banking & Card Services at the Bank of N.T. Butterfield.

Stephen H. Weinstein, Senior Vice President since August 2005, has served with us as General Counsel and Secretary since joining RenaissanceRe in January 2002 and as Chief Compliance Officer since January 2004. From January 2002 to January 2006, Mr. Weinstein also served as a Vice President of RenaissanceRe. Prior to joining RenaissanceRe, Mr. Weinstein specialized in corporate law as an attorney at Willkie Farr & Gallagher LLP.

Todd R. Fonner has served as our Chief Risk Officer and Chief Investment Officer since August 2006. Mr. Fonner joined RenaissanceRe in 2001 as Vice President and Treasurer, becoming Senior Vice President in 2006. Prior to joining RenaissanceRe, Mr. Fonner served as Vice President of Centre Solutions, responsible for underwriting and structuring finance and credit related transactions. From 1993 to 1996 he served as Manager of Strategic Planning for USF&G. Mr. Fonner has over 15 years of insurance and reinsurance industry experience.

Mark A. Wilcox has served as our Senior Vice President and Chief Accounting Officer since March 2006 and as our Corporate Controller since April 2005. Prior to this, Mr. Wilcox served as our Vice President and Internal Auditor from August 2003. Prior to joining RenaissanceRe, Mr. Wilcox worked for PricewaterhouseCoopers LLP from 1997 until 2003, where he was Senior Manager of Audit and Business Advisory Services within the firm’s

Insurance Practice. From 1991 through 1995, Mr. Wilcox worked in commercial banking for Bank of America Corporation (formerly NCNB). Mr. Wilcox is a Certified Public Accountant and a Chartered Financial Analyst.

Thomas A. Cooper has served as one of our directors since August 1996. Mr. Cooper is a Class II director. Mr. Cooper has served as Chairman and Chief Executive Officer of TAC Associates, a privately held investment company, since August 1993. From August 1993 until August 1996, Mr. Cooper served as Chairman and Chief Executive Officer of Chase Federal Bank FSB. From June 1992 until July 1993, Mr. Cooper served as principal of TAC Associates. From April 1990 until May 1992, Mr. Cooper served as Chairman and Chief Executive Officer of Goldome FSB. He also serves on the boards of directors of The BISYS Group, Inc., Delaware North Companies and Wheeling Island Gaming.

Edmund B. Greene has served as one of our directors since our formation in June 1993. Mr. Greene is a Class I director. Mr. Greene retired as Deputy Treasurer-Insurance of General Electric Company in October 1998, where he had served since March 1995. Prior to that, Mr. Greene was Manager-Corporate Insurance Operation of General Electric Company commencing in 1985, and previously served in various financial management assignments at General Electric Company commencing in 1962.

Brian R. Hall has served as one of our directors since August 1999. Mr. Hall is a Class I director. Mr. Hall, who is President of Inter-Ocean Management Ltd., an independent company providing management and general consulting services, retired as a Director of Johnson & Higgins, and Chairman of Johnson & Higgins (Bermuda) Ltd. in July 1997. In 1969, Mr. Hall founded Inter-Ocean Management Ltd., which entered into an association with Johnson & Higgins in 1970. The business of Inter-Ocean was acquired by Johnson & Higgins in 1979, and Mr. Hall was appointed President of Johnson & Higgins (Bermuda) Ltd. He became a Director of Johnson & Higgins in 1989. Mr. Hall is a recipient of the Bermuda Insurance Institute’s Lifetime Achievement Award (2000), the Chair of the Bermuda Foundation for Insurance Studies, a former chair of the Insurance Advisory Committee of the Ministry of Finance of the Bermuda Government and was mentioned in the 1998 New Year’s Queen’s Honours list as having been appointed to be an Officer of the Most Excellent Order of the British Empire.

Jean D. Hamilton has served as one of our directors since June 2005. Ms. Hamilton is a Class I director. Ms. Hamilton is an independent consultant/private investor. Previously, she was Executive Vice President of Prudential Financial, Inc., serving as Chief Executive Officer of Prudential Institutional, from November 1998 through November 2002. Ms. Hamilton is a Member of the Brock Capital Group LLC. From 1988 through 1998, she held various positions with Prudential Financial, Inc., including President of the Prudential Diversified Group and President of the Prudential Capital Group. From 1971 to 1988, she held several positions with The First National Bank of Chicago, including Senior Vice President and Head of the Northeastern Corporate Banking Department. She is currently a Trustee of First Eagle Funds and First Eagle Variable Funds.

William F. Hecht has served as one of our directors since November 2001. Mr. Hecht is a Class III director. From 1993 through October 2006, Mr. Hecht served as Chairman and Chief Executive Officer of PPL Corporation. He was elected President and Chief Operating Officer of PPL Corporation in 1991. Mr. Hecht is also a director of DENTSPLY International Inc. and the Deputy Chair of the Federal Reserve Bank of Philadelphia.

Henry Klehm III has served as one of our directors since May 2006. Mr. Klehm is a Class III director. Mr. Klehm has served as Global Head of Compliance for Deutsche Bank, AG, since July 2002. Prior to joining Deutsche Bank, AG, Mr. Klehm served as Chief Regulatory Officer and Deputy General Counsel at Prudential Financial from July 1999 through July 2002. Mr. Klehm was also the Senior Associate Director of the Northeast Regional Office of the Securities and Exchange Commission from 1996 until July 1999.

Scott E. Pardee has served as one of our directors since February 1997. Mr. Pardee is a Class I director. Mr. Pardee serves as Alan R. Holmes Professor of Monetary Economics at Middlebury College, where he has taught since January 1, 2000. Previously he served as a Senior Lecturer at the MIT Sloan School of Management and Executive Director of the Finance Research Center at the Sloan School from November 1997. Mr. Pardee served as Chairman of Yamaichi International (America), Inc., a financial services company, from 1989 to 1995. Mr. Pardee previously served as Executive Vice President and a member of the board of directors of Discount Corporation of New York, a primary dealer in U.S. government securities, and Senior Vice President of the Federal Reserve Bank of New York and Manager of Foreign Operations of the Open Market Committee of the Federal Reserve System.

Nicholas L. Trivisonno has served as one of our directors since May 2004. Mr. Trivisonno is a Class III director. Mr. Trivisonno was Chairman and Chief Executive Officer of ACNielsen Corporation from January 1996 through

March 2001. From September 1995 through November 1996, he was Executive Vice President and Chief Financial Officer of Dun & Bradstreet Corporation. Previously, he had held several positions at GTE Corporation from November 1988 until July 1995, including Group President, Executive Vice President, Strategic Planning, Senior Vice President Finance, and Vice President and Controller. Mr. Trivisonno began his career as a certified public accountant with Arthur Andersen & Co. in 1968, became a partner in 1979 and was appointed a managing partner in 1986.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS, MANAGEMENT AND DIRECTORS

The following table sets forth information as of April 2, 2007 (unless otherwise noted) with respect to the beneficial ownership of Common Shares and the applicable voting rights attached to such share ownership in accordance with the Bye-laws by (i) each person known by us to own beneficially 5% or more of the outstanding Common Shares; (ii) our Chief Executive Officer, our Chief Financial Officer and each of the three remaining most highly compensated executive officers (collectively, the “Named Executive Officers”); and (iv) all of our executive officers and directors as a group. The total Common Shares outstanding as of April 2, 2007, were 72,285,937.

Name and Address of Beneficial Owner(1)	Number of Common Shares(2)	Percentage of Voting Rights
AXA(3) 1290 Avenue of the Americas New York, New York 10104	7,208,837	9.97%

FMR Corp.(4) 82 Devonshire Street Boston, Massachusetts 02109	7,179,895	9.9%

James N. Stanard(5) 48 Par-La-Ville Rd., Suite 795 Hamilton, Bermuda HM 11	4,971,397	6.9%

Pzena Investment Management, LLC(6) 120 West 45th Street 20th Floor New York, NY 10036	4,519,757	6.3%

Orbis Investment Management Limited(7) Orbis Asset Management Limited 34 Bermudiana Road Hamilton, Bermuda HM 11	3,640,579	5.0%

Neill A. Currie(8)	264,362	*
William I. Riker(9)	1,199,252	1.7%
Fred R. Donner(10)	43,424	*
John D. Nichols, Jr.(11)	555,677	*
Kevin J. O’Donnell(12)	370,232	*
John M. Lummis(13)	192,305	*
Thomas A. Cooper(14)	86,099	*
Edmund B. Greene(15)	25,463	*
Brian R. Hall(16)	68,678	*
William F. Hecht(17)	27,324	*
Jean D. Hamilton(18)	6,301	*
Henry Klehm III(19)	4,160	*
W. James MacGinnitie(20)	82,159	*
Scott E. Pardee(21)	54,986	*
Nicholas L. Trivisonno(22)	17,866	*
All of our executive officers and directors (19 persons)	3,255,334	4.5%

*	Less than 1%

(1)	Pursuant to the regulations promulgated by the Securities and Exchange Commission (the “Commission” or “SEC”), shares are deemed to be “beneficially owned” by a person if such person directly or indirectly has or shares the power to vote or dispose of such shares whether or not such person has any pecuniary interest in such shares or the right to acquire the power to vote or dispose of such shares within 60 days, including any right to acquire through the exercise of any option, warrant or right.

(2)	All references in these footnotes to Common Shares are to Full Voting Shares.

(3)	According to information provided to us by AllianceBernstein L.P., this entity and AXA Rosenberg Investment Management LLC, each of whose direct or indirect parent company is AXA (collectively, “AXA”), may be deemed to be the beneficial owner of an aggregate of 7,208,837 Common Shares as of March 31, 2007. Based on the information provided to us by AllianceBernstein L.P., we do not believe that AXA owns an amount of Common Shares exceeding the limitations set forth in our Bye-laws and in no event will AXA be permitted to vote more than 9.9% of our Common Shares.

(4)	According to an amendment to a Statement on Schedule 13G/A filed with the Commission on February 14, 2007, by FMR Corp., Fidelity Management & Research Company (“Fidelity”), a wholly owned subsidiary of FMR Corp., is the beneficial owner of 7,179,895 Common Shares as a result of acting as investment adviser to various investment companies. The interest of one person, Growth & Income Fund, an investment company registered under the Investment Company Act of 1940, in the Common Shares amounted to 3,631,400 shares or 5.03% of the total outstanding Common Shares. Edward C. Johnson 3d (Chairman of FMR Corp.) and FMR Corp., through its control of Fidelity, and the Fidelity funds each has the sole power to dispose of the 7,179,895 Common Shares owned by the Fidelity funds. Neither FMR Corp. nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the shares owned directly by the Fidelity funds, which power resides with the funds’ Board of Trustees. Fidelity carries out the voting of the shares under written guidelines established by its funds’ Boards of Trustees. According to this Schedule 13G/A, members of the family of Edward C. Johnson 3d are the predominant owners, directly or through trusts, of Series B shares of common stock of FMR Corp., representing 49% of the voting power of FMR Corp. Members of the Johnson family and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B shares will be voted in accordance with the majority vote of Series B shares. Accordingly, through their ownership of voting common stock and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR Corp. Based on the information provided in this Schedule 13G/A, we do not believe that FMR Corp., Fidelity, Edward C. Johnson 3d or any Fidelity fund owns an amount of Common Shares exceeding the limitations set forth in our Bye-laws.

(5)	According to a Statement on Schedule 13G, filed with the Commission on February 9, 2007, James N. Stanard may be deemed to be the beneficial owner of 4,971,397 Common Shares. Mr. Stanard has the sole power to vote or direct the voting of, and the sole power to dispose or direct the disposition of, 4,942,095 Common Shares; and the shared power to vote or direct the voting of, and the shared power to dispose or direct the disposition of, 29,302 Common Shares. According to this Schedule 13G, the 29,302 Common Shares are held by Ardshield Associates LP. With respect to the shares held by Ardshield Associates LP, Mr. Stanard’s spouse holds 51% of the voting and dispositive power and the remaining 49% is held by two trusts benefiting the children of Mr. Stanard for which Mr. Stanard’s father and Mrs. Stanard’s parents act as Trustee. Based on the information provided in this Schedule 13G, we do not believe that Mr. Stanard owns an amount of Common Shares exceeding the limitations set forth in our Bye-laws.

(6)	According to a Statement on Schedule 13G filed with the Commission on February 13, 2007, by Pzena Investment Management, LLC (“Pzena”), Pzena is the beneficial owner of 4,519,757 Common Shares. Pzena has the sole power to vote or to direct the voting of 3,418,357 Common Shares and sole power to dispose of or to direct the disposition of 4,519,757 Common Shares. Based on the information provided in this Schedule 13G, we do not believe that Pzena owns an amount of Common Shares exceeding the limitations set forth in our Bye-laws.

(7)	According to a Statement on Schedule 13G, filed with the Commission on February 14, 2007, Orbis Investment Management Limited may be deemed to be the beneficial owner of 3,606,579 Common Shares and Orbis Asset Management Limited may be deemed to be the beneficial owner of 34,000 Common Shares. According to the Schedule 13G, Orbis Investment Management Limited and Orbis Asset Management Limited may be deemed to constitute a “group” for purposes of Section 13(d)(3) of the Exchange Act. Based on the information provided in this Schedule 13G, we do not believe that Orbis Investment Management Limited owns an amount of Common Shares exceeding the limitations set forth in our Bye-laws.

(8)	Includes 109,863 Common Shares issuable upon the exercise of options under the RenaissanceRe Holdings Ltd. 2001 Stock Incentive Plan (the “2001 Plan”) that are vested and presently exercisable. Also includes 121,775 restricted Full Voting Shares which have not vested (“Restricted Shares”). Mr. Currie also holds options to acquire 300,000 Common Shares granted under the RenaissanceRe Holdings Ltd. 2004 Stock Option Incentive Plan (the “2004 Plan”), which are currently unvested and out of the money, and options to acquire 405,860 Common Shares granted under the 2001 Plan, which are currently unvested (and are not reflected in Mr. Currie’s beneficial ownership).

(9)	Includes 552,262 Common Shares issuable upon the exercise of options under the Stock Incentive Plans (as defined herein) that are vested and presently exercisable and 8,438 Common Shares issuable upon the exercise of options which vest within 60 days. Also includes 193,710 Restricted Shares which have not vested and 80,480 shares held by a limited partnership for the benefit of Mr. Riker’s family, and 17,637 shares held in a family trust for the benefit of Mr. Riker’s family. Mr. Riker also holds 79,280 options under the 2001 Plan, which are currently unvested (and are not reflected in Mr. Riker’s beneficial ownership).

(10)	Includes 43,424 Restricted Shares which have not vested. Mr. Donner also holds options to acquire 144,712 Common Shares granted under the 2001 Plan, which are currently unvested (and are not reflected in Mr. Donner’s beneficial ownership).

(11)	Includes 373,636 Common Shares issuable upon the exercise of options under the Stock Incentive Plans that are vested and presently exercisable and 6,310 Common Shares issuable upon the exercise of options which vest within 60 days. Also includes 62,983 Restricted Shares which have not vested and 92,814 shares held by a limited partnership for the benefit of Mr. Nichols’s family and 1,137 shares held by Mr. Nichols’s spouse. Mr. Nichols also holds options to acquire 350,000 Common Shares granted under the 2004 Plan, which are currently unvested and out of the money, and 93,717 options under the 2001 Plan, which are currently unvested (and are not reflected in Mr. Nichols’s beneficial ownership).

(12)	Includes 234,262 Common Shares issuable upon the exercise of options under the Stock Incentive Plans that are vested and presently exercisable and 4,677 Common Shares issuable upon the exercise of options which vest within 60 days. Also includes 37,418 Restricted Shares which have not vested, 48,324 shares held by a limited partnership for the benefit of Mr. O’Donnell’s family, 162 shares held in a family trust for the benefit of Mr. O’Donnell’s family and 5,088 shares held by Mr. O’Donnell’s spouse. Mr. O’Donnell also holds options to acquire 250,000 Common Shares granted under the 2004 Plan, which are currently unvested and out of the money, and 127,116 options under the 2001 Plan, which are currently unvested (and are not reflected in Mr. O’Donnell’s beneficial ownership).

(13)	As of June 30, 2006, the date Mr. Lummis departed from RenaissanceRe upon the expiration of his contract term, and giving effect to Mr. Lummis’s exercise of all of his outstanding and vested options within 30 days of his departure. Also includes 42,470 shares held as of June 30, 2006 by a limited partnership for the benefit of Mr. Lummis’s family as well as 3,000 shares held by Mr. Lummis’s mother.

(14)	Includes 4,150 Common Shares granted in payment of directors’ fees under the RenaissanceRe Holdings Ltd. Amended and Restated Non-Employee Director Stock Plan, as amended (the “Directors Stock Plan”), which have not vested, 37,500 Common Shares issuable upon the exercise of options under the Directors Stock Plan that are vested and presently exercisable and no Common Shares issuable upon the exercise of options which vest within 60 days.

(15)	Includes 4,150 Common Shares granted in payment of directors’ fees under the Directors Stock Plan which have not vested and 12,000 Common Shares issuable upon the exercise of options under the Directors Stock Plan that are vested and presently exercisable and no Common Shares issuable upon the exercise of options which vest within 60 days.

(16)	Includes 4,150 Common Shares granted in payment of directors’ fees under the Directors Stock Plan which have not vested, and 54,000 Common Shares issuable upon the exercise of options under the Directors Stock Plan that are vested and presently exercisable and no Common Shares issuable upon the exercise of options which vest within 60 days.

(17)	Includes 4,150 Common Shares granted in payment of directors’ fees under the Directors Stock Plan which have not vested and 18,301 Common Shares issuable upon the exercise of options under the Directors Stock Plan that are vested and presently exercisable and no Common Shares issuable upon the exercise of options which vest within 60 days.

(18)	Includes 4,851 Common Shares granted in payment of directors’ fees under the Directors Stock Plan which have not vested.

(19)	Includes 4,160 Common Shares granted in payment of directors’ fees under the Directors Stock Plan which have not vested.

(20)	Includes 11,052 Common Shares granted in payment of directors’ fees under the Directors Stock Plan which have not vested, and 54,000 Common Shares issuable upon the exercise of options under the Directors Stock Plan that are vested and presently exercisable and no Common Shares issuable upon the exercise of options which vest within 60 days.

(21)	Includes 4,150 Common Shares granted in payment of directors’ fees under the Directors Stock Plan which have not vested, and 36,000 Common Shares issuable upon the exercise of options under the Directors Stock Plan that are vested and presently exercisable and no Common Shares issuable upon the exercise of options which vest within 60 days.

(22)	Includes 4,150 Common Shares granted in payment of directors’ fees under the Directors Stock Plan which have not vested, and 4,378 Common Shares issuable upon the exercise of options under the Directors Stock Plan that are vested and presently exercisable and 2,188 Common Shares issuable upon the exercise of options which vest within 60 days.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures Dealing with the Review, Approval and Ratification of Related Party Transactions

We have adopted a written policy with respect to the review, approval and ratification of transactions with related persons. The policy covers, among other things, related party transactions between us and any of our executive officers and directors or their affiliates. Related party transactions covered by this policy are reviewed to determine whether the transaction is in the best interests of the Company and our shareholders. The transactions described below include transactions we have entered into with parties that are, or could be deemed to be, related to us.

Ownership and Voting Limitations

Pursuant to RenaissanceRe’s Bye-laws, not more than 9.9% of the Common Shares may be owned (including beneficial ownership within the meaning of section 13(d) of the Exchange Act) or controlled by any person. To the extent that any person is deemed by the Board to own or control more than 9.9% of the Common Shares, then all Common Shares owned by such person which carry in excess of 9.9% of the voting rights of all the issued and outstanding Common Shares shall instead carry no voting rights. These restrictions may be waived by the Board in its sole discretion. To date, the Board has never granted such a waiver.

Housing and Lease Arrangements

RenaissanceRe provides housing reimbursement with respect to the Bermuda residence of each Named Executive Officer, which housing expense is included in the compensation paid to each such Named Executive Officer. See “Compensation Discussion and Analysis—Components of Compensation—Other Components.” From time to time, RenaissanceRe enters into long-term leases for properties in Bermuda, which we sublease to an executive officer, including certain of our Named Executive Officers. RenaissanceRe is currently the lessee on the Bermuda residences of each of Messrs. Currie, Donner, Nichols and O’Donnell. With respect to certain of these leases, we have advanced lease payments due or entered into other contractual arrangements with the owners of the property, in order to secure the properties for our use or to effect improvements in the properties.

Registration Statements on Form S-8

We have filed Registration Statements on Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), registering for sale an aggregate of 15,787,500 Full Voting Shares under our Stock Incentive Plans and the Directors Stock Plan, including 6,000,000 shares issuable under the 2004 Stock Incentive Plan, of which 2,226,000 remain unissued. Registered shares remaining eligible for issuance under the 2001 Stock Incentive Plan as of December 31, 2006 were 3,253,777.

Charitable Donations

We provide support to various charitable organizations in the Bermuda community that meet certain guidelines, including organizations which support insurance industry education and training, crime prevention, substance abuse prevention, affordable housing and educational assistance. As part of our efforts, we match donations made by our officers and other employees to enumerated Bermuda charities at a ratio of up to 4:1 up to a maximum matching contribution for each employee of $10,000 per year. We make direct charitable contributions, in addition to the employee matching program, as well. Certain of our officers and directors, and spouses of certain of these persons, have served as officers, directors or trustees of some of these organizations; however, we did not contribute more than $120,000 to any one charity in the 2006 fiscal year for which any of these individuals served as an officer, director or trustee.

Co-investments

Certain officers of RenaissanceRe have made investments in investment funds in which RenaissanceRe has also invested. None of these officers receives any compensation in connection with such investments or exercises any management discretion over any such investment fund.

Relationship with AXA

Certain shareholders of RenaissanceRe and their affiliates (including AXA, which reported beneficial ownership interest of more than 5% of our Common Shares at December 31, 2006) have purchased insurance or reinsurance from RenaissanceRe on terms we believe were no more favorable to these (re)insureds than those made available to other customers. During 2006, our property and casualty insurance subsidiaries assumed reinsurance premiums from subsidiaries of AXA of approximately $28.6 million.

Relationship with Deutsche Bank

Mr. Klehm, a director of RenaissanceRe since May 2006, has been the Managing Director and Global Head of Compliance for Deutsche Bank AG (together with its affiliates, “Deutsche Bank”) since July 2002. RenaissanceRe has entered into a variety of banking, credit, investment banking and other transactions with Deutsche Bank in the past. RenaissanceRe believes that all of these transactions have been on customary, arms’-length terms, and has been informed by Mr. Klehm that Mr. Klehm does not, and has not, participated in or received any specific compensation in connection with these relationships. Such relationships include: (i) RenaissanceRe engages in securities trading with Deutsche Bank and has an established line of credit with Deutsche Bank for the purposes of such securities trading; (ii) Deutsche Bank serves as the syndication agent, co-lead arranger and joint book runner under RenaissanceRe’s First Amended and Restated Reimbursement Agreement, dated as of March 31, 2004, as amended, by and among RenaissanceRe, the lenders named therein, Renaissance Reinsurance Ltd., Renaissance Reinsurance of Europe, Glencoe Insurance Ltd. and DaVinci Reinsurance Ltd., as account parties, Wachovia Bank, National Association, as issuing bank, administrative agent, and collateral agent, and ING Bank, N.V., London Branch, as documentation agent; (iii) Deutsche Bank serves as the letter of credit issuer and co-documentation agent under RenRe’s Second Amended and Restated Credit Agreement, dated as of August 6, 2004, by and among RenRe, the lenders named therein, HSBC Bank U.S., National Association, as co-documentation agent, Citibank, N.A. and Wachovia Bank, National Association, as co-syndication agents, Bank of America, N.A., as administrative agent, and Bank of America Securities LLC, as sole lead arranger and sole book manager; (iv) Deutsche Bank has served as an underwriter for certain registered equity offerings of RenaissanceRe, including RenaissanceRe’s issuance of $150,000,000 of Series A Preference Shares in November 2001, of $100,000,000 of Series B Preference Shares in January 2003, of $250,000,000 of Series C Preference Shares in March 2004, and of $300,000,000 of Series D Preference Shares in December 2006; and (v) Deutsche Bank has issued, on behalf of Renaissance Reinsurance Ltd., a letter of credit with a face amount of $37,500,000 to Top Layer Reinsurance Ltd. In 2003, Deutsche Bank was a lead underwriter in RenaissanceRe’s offering of $100,000,000 of 5.875% Senior Notes. In addition, Starbound Holdings Ltd., a joint venture of RenaissanceRe, has entered into a trust agreement with Deutsche Bank Trust Company Americas as trustee, which holds the invested assets of Starbound in a principal trust account. RenaissanceRe may engage Deutsche Bank with respect to similar activities in the future.

Legal Fees and Expenses

Pursuant to the indemnification provisions of our Bye-laws, as well as the indemnification provisions of the employment agreements of certain of our current and former officers, we have paid the legal fees and expenses of certain of our current and former officers during the fiscal year ended December 31, 2006 that have been incurred by such individuals in connection with the investigations by the Commission and other governmental authorities relating to our business practice review and to our determination to restate RenaissanceRe’s financial statements for the fiscal years ended December 31, 2003, 2002 and 2001 (the “Investigations”), and related class action lawsuits. During the fiscal year ended December 31, 2006, we incurred an aggregate of (i) $146,569 of such legal fees and expenses in respect of current officers; (ii) $311,274 in respect of a former officer who was an officer during part of 2006; and (iii) $2,141,416 in respect of former officers who did not serve as our officers at any point during 2006 (including $1,316,715 in respect of Mr. Stanard, who as of December 31, 2006, beneficially owned more than 5% of our Common Shares). As a condition to the payment by us of such legal fees and expenses, each officer receiving such advances has signed a letter stating that it is his good faith belief that the conduct for which he is seeking indemnification pursuant to his employment agreement does not constitute the sort of behavior that would preclude his indemnification thereunder, and that he undertakes to repay to us any amounts advanced to him if it is ultimately determined that he is not entitled to be indemnified by us. We expect to continue to advance such legal fees and expenses so long as it is required by our Bye-laws and our employment agreements with our current and former officers. We do not believe we can reasonably estimate the amount of expenses that may ultimately be advanced in 2007 in respect of such former and current officers, individually or in the aggregate.

CORPORATE GOVERNANCE

Our Commitment to Corporate Governance

Our Board and management have a strong commitment to effective corporate governance. We believe we have in place a comprehensive corporate governance framework for our operations which, among other things, takes into account the requirements of the Sarbanes-Oxley Act of 2002, the SEC and the NYSE. The key components of this framework are set forth in the following documents:

•	our Amended and Restated Bye-laws;

•	our Corporate Governance Guidelines;

•	our Statement of Policies and Code of Ethics and Conduct;

•	our Audit Committee Charter; and

•	our Compensation/Governance Committee Charter.

Copies of each of these documents are published on our website under “Corporate Governance” at http://www.renre.com/investor/corporate-governance.html. Moreover, each of these documents is available in print to any shareholder upon request. The Board regularly reviews corporate governance developments and modifies its Corporate Governance Guidelines, committee charters and key practices as the Board believes to be warranted.

Director Independence

Currently our Board is composed of eleven directors, nine of whom are independent. The Compensation/Governance Committee has established a goal of having the Chief Executive Officer be, in general, the only member of RenaissanceRe’s management on the Board. Accordingly, after the Annual Meeting, all members of the Board, except one, will be independent. For a director to be considered independent, the Board must determine that the director does not have any direct or indirect material relationship with RenaissanceRe. The Board has established guidelines to assist it in determining director independence, which conform to, and which we believe are more exacting than, the independence requirements in the NYSE listing standards. In addition to applying these guidelines, which are set forth in Section 6 of our Corporate Governance Guidelines, the Board will consider all relevant facts and circumstances known or reported to it in making an independence determination.

In 2007, the Compensation/Governance Committee (the “Compensation Committee”) conducted a review of the independence of each of our current directors, considering, among other things, transactions and relationships between each director or any member of their immediate family and RenaissanceRe or its subsidiaries and affiliates and relationships between directors or their affiliates and members of RenaissanceRe’s senior management or their affiliates. As a result of this review, the Board affirmatively determined that Ms. Hamilton and each of Messrs. Cooper, Greene, Hall, Hecht, Klehm, MacGinnitie, Pardee and Trivisonno are “independent” directors for purposes of compliance with the NYSE listing standards and Commission rules adopted to implement provisions of the Sarbanes-Oxley Act of 2002 (“Independent Directors”). Messrs. Currie and Riker are not considered Independent Directors because of their employment as executive officers of RenaissanceRe. Consistent with the Compensation Committee’s goal of having the Chief Executive Officer be, in general, the only member of the Company’s management on the Board, Mr. Riker is not standing for re-election at the Annual Meeting. Mr. Riker will continue to serve as the Company’s President and Chief Underwriting Officer.

In particular, in the course of the Board’s determination regarding the independence of each non-management director with respect to each of the most recent three completed fiscal years, the Board considered for:

•	Mr. Klehm, the transactions and relationship between RenaissanceRe and Deutsche Bank (as described above), the arms’ length nature of such transactions, the absence of any managerial role or specific pecuniary interest of Mr. Klehm in such matters, and the de minimis percentage such transactions represented in respect of the annual revenues and assets of each of those companies;

•	Mr. Hall, the amount of RenaissanceRe’s discretionary charitable contributions to charitable organizations where he serves as an executive officer, director or trustee, and determined that RenaissanceRe’s contributions constituted less than the greater of $200,000 or one percent of any such charitable organization’s annual consolidated gross revenues during the organization’s last completed fiscal year; and

the indirect investment relationship of entities affiliated with Mr. Hall with a software and systems vendor utilized by RenaissanceRe; and

•	Mr. MacGinnitie, the fact that a member of his immediate family member served as an employee with another company which is a participant in the (re)insurance industry, the fact that RenaissanceRe and such company have no current economic relationship and the fact that such immediate family member of Mr. MacGinnitie is no longer employed in the (re)insurance industry.

Criteria for Board Membership

Our Corporate Governance Guidelines contain Board membership criteria that apply to nominees for a position on our Board. Under these criteria, we actively seek to identify potential members of our Board who are persons of diverse backgrounds, with broad experience in areas important to the operation of the Company. The Compensation Committee believes that directors should possess qualities reflecting integrity, independence, judgment, an inquiring mind, vision, a proven record of accomplishment and an ability to work with others. Each director must represent the interests of all of our shareholders. Under our Bye-laws, in the event of a vacancy on the Board occurring as the result of the death, disability, disqualification or resignation of a director, the Board has the power to fill such vacancy without shareholder approval. The Board intends to fill the vacancy resulting from this Annual Meeting, as described herein, with a director who will be deemed independent under applicable standards.

Code of Ethics and Conduct

All directors, officers and employees of RenaissanceRe are expected to act ethically at all times and in accordance with the policies comprising RenaissanceRe’s Code of Ethics and Conduct. In addition to the web address listed above, our code is also available in print to any shareholder upon request. Amendments to the code related to certain matters will be published on the RenaissanceRe website as required under SEC rules, at http://www.renre.com. Our directors are required to recuse themselves from any discussion or decision affecting their personal, business or professional interests.

Communicating Concerns to Directors

The Audit Committee, on behalf of itself and our other non-management directors, has established procedures to enable employees or other parties who may have a concern about RenaissanceRe’s conduct or policies, to communicate that concern.

Our employees are required to report any conduct they believe in good faith to be an actual or apparent violation of our Code of Ethics and Conduct. In addition, as required under the Sarbanes-Oxley Act of 2002, the Audit Committee has established procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls, or auditing matters and the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters.

Such communications may be confidential or anonymous, and may be e-mailed, submitted in writing, or reported by phone to special addresses as provided on our website at http://www.renre.com. Additional procedures by which internal communications may be made are provided to each employee. Our Code of Ethics and Conduct prohibits any employee or director from retaliating or taking any adverse action against anyone for raising or helping to resolve an integrity concern.

Meetings of Directors

During 2006, the Board met four times, the Audit Committee met five times, the Compensation Committee met four times, the Investment and Risk Management Committee met four times, the Offerings Committee met once, and the Transactions Committee did not meet. During 2006, each of our directors attended more than 80% of all the meetings of the Board and any Committee on which they served. In addition, the Audit Committee conducted four informational calls in connection with the review of our quarterly earnings releases, and the Independent Directors conducted numerous informational calls relating to the Investigations and related matters. RenaissanceRe does not pay directors’ fees in respect of informational calls.

Our non-management directors meet separately from the other directors in executive sessions each quarter. In 2006, our non-executive Chairman of the Board, Mr. MacGinnitie, served as the chair of each of these executive sessions.

Currently, RenaissanceRe does not maintain a formal policy regarding director attendance at its annual meetings which, to date, have always been held in Bermuda. At our 2006 Annual Meeting, other than the Chief Executive Officer, no directors were in attendance.

Audit Committee

The Audit Committee of the Board presently consists of Messrs. Greene, Hall, Klehm and Trivisonno. The Board has determined that each member of the Audit Committee meets the independence standards of the Commission and the NYSE. The Board has also determined that each of Messrs. Greene, Hall, Klehm and Trivisonno is an audit committee “financial expert” for the purposes of the Commission’s standards, and that each member of the Audit Committee is “financially literate,” having a range of experience in varying executive positions in his respective industry. The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to: (i) the integrity of our financial statements; (ii) our compliance with legal and regulatory requirements; (iii) our independent auditors’ qualifications and independence; and (iv) the performance of our internal audit function and external independent auditors.

The Audit Committee reviews and discusses our annual and quarterly financial statements, earnings press releases and other financial information and earnings guidance provided to analysts and rating agencies with both management and the independent auditors. The Audit Committee also reviews the effect of regulatory and accounting initiatives on our financial statements with management, the internal auditor and the external independent auditors.

In addition, the Audit Committee provides an avenue for communication between our independent auditors, financial management and the Board. The Audit Committee has the sole authority to appoint, compensate, retain and conduct oversight of the work of our independent auditors, and to approve any significant proposed non-audit work to be conducted by these auditors. The Audit Committee is required to obtain, at least annually, a report from our independent auditors describing the auditors’ quality control procedures, issues arising from such procedures, the resolution or proposed resolution of these issues and any relationships between the auditors and us.

In addition, the Audit Committee is responsible for overseeing our management-based Controls and Compliance Committee (the “Controls Committee”). The Controls Committee is responsible for implementing and reviewing policies, procedures and practices relating to accounting, financial reporting, internal controls, regulatory, legal, compliance and related matters, and for ensuring our compliance with applicable laws, regulations, and other relevant standards. The Controls Committee reports regularly to the Audit Committee.

The Audit Committee has adopted a written charter, which is reviewed and reassessed annually. The Audit Committee Charter is available on our website at http://www.renre.com and is available in print upon request to any shareholder.

Pursuant to the Audit Committee Charter, our Audit Committee performs an annual self-assessment. In November 2006, our Audit Committee concluded that, in all material respects, it had fulfilled its responsibilities and satisfied the requirements of the Audit Committee Charter and applicable laws and regulations.

Compensation Committee

The Compensation Committee of the Board presently consists of Ms. Hamilton and Messrs. Cooper and Hecht. The Compensation Committee has responsibility for executive officer and director compensation (including compensation for our Chief Accounting Officer and the senior officer of our internal audit function), corporate governance matters, and the nomination and evaluation of directors. It has the authority to establish compensation policies and programs, to administer all employee and Board stock-based compensation plans, and to approve stock options (“Options”), Restricted Shares, performance shares and similar share-based grants under our stock incentive plans and programs. The Board has determined that all members of the Compensation Committee meet the independence standards of the Commission and the NYSE.

Pursuant to applicable NYSE rules, the Board has accorded to the Compensation Committee the responsibility to consider the effectiveness and composition of the Board, and to nominate candidates for election by our shareholders, and to fill vacancies on the Board that emerge from time to time. In connection with its consideration of potential nominees for election by shareholders, the Compensation Committee will consider nominees to the Board recommended by not less than twenty shareholders holding in the aggregate not less than 10% of RenaissanceRe’s outstanding paid-up share capital. Any such recommendation must be sent to the Secretary of RenaissanceRe not less than 60 days prior to the scheduled date of the annual meeting and must set forth for each nominee: (i) the name, age, business address and residence address of the nominee; (ii) the principal occupation or employment of the nominee; (iii) the class or series and number of shares of capital stock of RenaissanceRe which are owned beneficially or of record by the nominee; and (iv) any other information relating to the nominee that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations promulgated thereunder (“Proxy Filings”). The written notice must also include the following information with regard to the shareholders giving the notice: (1) the name and record address of such shareholders; (2) the class or series and number of shares of capital stock of RenaissanceRe which are owned beneficially or of record by such shareholders; (3) a description of all arrangements or understandings between such shareholders and each proposed nominee and any other person (including his or her name and address) pursuant to which the nomination(s) are to be made by such shareholders; (4) a representation that such shareholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice; and (5) any other information relating to such shareholder that would be required to be disclosed in a Proxy Filing. Such notice must be accompanied by a written consent of each proposed nominee to be named as a nominee and to serve as a director if elected. The Compensation Committee may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

Assuming that the shareholders suggesting a nomination follows the procedure outlined above, the Compensation Committee will evaluate those candidates by following substantially the same process, and applying substantially the same criteria, as for candidates submitted by Board members or by other persons. In considering whether to recommend any candidate for inclusion in the Board’s slate of recommended director nominees, including candidates recommended by shareholders, the Compensation Committee would expect to apply the same criteria which it applies to its own nominations. These criteria typically include the candidate’s integrity, business acumen, leadership qualities, experience in the reinsurance, insurance and risk-bearing industries and other industries in which RenaissanceRe may participate, independence, judgment, mindset, vision, record of accomplishment, ability to work with others and potential conflicts of interest. The Compensation Committee does not assign specific weight to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. Our Board believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities.

The Compensation Committee has adopted a written charter, which is reviewed and reassessed annually. The Compensation Committee Charter is available on our website at http://www.renre.com and is available in print upon request to any shareholder.

Investment and Risk Management Committee

The Investment and Risk Management Committee of the Board presently consists of Ms. Hamilton and Messrs. Cooper, Pardee and Riker. The duties and responsibilities of the Investment and Risk Management Committee, as outlined in its charter, are to advise the Board on all of RenaissanceRe’s investment and certain risk management-related matters. Among other things, the Committee oversees (i) the development and maintenance of, and compliance with, appropriate investment guidelines and objectives; (ii) the strategic asset allocations of our investment portfolio; and (iii) our corporate risk management, including the financial risk associated with the insurance and reinsurance we write.

The Investment and Risk Management Committee has adopted a written charter, which is reviewed and reassessed annually.

Transaction Committee

The Transaction Committee of the Board presently consists of Messrs. Cooper, MacGinnitie and Currie and has the authority of the Board to consider and approve, on behalf of the full Board, certain strategic investments and other possible transactions. The Transaction Committee meets only on an as-needed basis, and did not meet in 2006.

Offerings Committee

The Offerings Committee of the Board presently consists of Messrs. Currie, MacGinnitie and Riker and has the authority to consider and approve, on behalf of the full Board, transactions pursuant to RenaissanceRe’s shelf registration program, including setting the terms, amount and price of any such offering. The Offerings Committee meets only on an as-needed basis, and met once in 2006, to approve the terms and conditions of the public offering of our 6.60% Series D Preference Shares.

Role of the Non-Executive Chairman

In November 2005, Mr. MacGinnitie commenced serving as non-executive Chairman of the Board. In his capacity as Chairman, in addition to chairing each meeting of the Board, Mr. MacGinnitie does not serve as a per se member of any standing committee of the Board, but rather attends such meetings and other functions of the committees on an ex officio basis as the facts and circumstances warrant. As noted, Mr. MacGinnitie serves as a member of the Transaction and Offerings Committees of the Board, which meet on an as-needed basis.

Section 16(a) Beneficial Ownership Reporting Compliance

Under the Exchange Act, our directors and executive officers, and any persons holding more than 10% of the outstanding Common Shares, are required to report their initial ownership of Common Shares and any subsequent changes in that ownership to the Commission. Specific filing dates for these reports have been established by the Commission, and we are required to disclose in this Proxy Statement any failure by such persons to file these reports in a timely manner during the 2006 fiscal year. Based upon our review of copies of such reports furnished to us, we believe that during the 2006 fiscal year our executive officers and directors and the holders of more than 10% of the outstanding Common Shares complied with all reporting requirements of Section 16(a) under the Exchange Act.

Director Share Ownership Guidelines

Our non-executive directors receive the majority of their directors’ compensation in RenaissanceRe equity, and are required to hold specified amounts of equity during their service. The number of shares that must be held is that number equal to a 5X multiple of the current annual cash retainer applicable to the director (or such lesser amount as the director may have been granted to date). See “Compensation Discussion and Analysis—Equity Ownership and Retention Guidelines” for more information on our share ownership guidelines. For information on the non-executive directors’ share ownership, see “Security Ownership of Certain Beneficial Owners, Management and Directors.” In addition, our non-executive directors are subject to our insider trading policy, which prohibits transactions in our securities outside of “window” periods (otherwise than pursuant to previously adopted, approved Rule 10b5-1 plans), and prohibits “short sales” on RenaissanceRe stock, or the purchase or sale of options, puts, calls, straddles, equity swaps or other derivative securities that are directly linked to RenaissanceRe stock, by our executive officers and non-executive directors.

AUDIT COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Commission, nor shall such information or report be incorporated by reference into any future filing by us under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate it by reference in such filing.

The Audit Committee oversees RenaissanceRe’s financial reporting process on behalf of the Board. Management has the primary responsibility for establishing and maintaining adequate internal financial controls, for preparing our financial statements and for the public reporting process. Ernst & Young, our independent auditor for 2006, is responsible for expressing opinions on the conformity of the Company’s audited financial statements with generally accepted accounting principles and on management’s assessment of the effectiveness of the Company’s internal control over financial reporting. In addition, Ernst & Young will express its own opinion on the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee is responsible for the appointment, compensation, retention and oversight of the work of Ernst & Young, our independent auditors, for the purpose of preparing or issuing an audit report. In fulfilling its oversight responsibilities, the Audit Committee reviewed (i) management’s assessment of the effectiveness of RenaissanceRe’s internal control over financial reporting and Ernst & Young’s evaluation of RenaissanceRe’s internal control over financial reporting and (ii) the audited financial statements in RenaissanceRe’s Annual Report on Form 10-K with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed and discussed with Ernst & Young the matters that are required to be discussed by Statement on Auditing Standards No. 61 “Communications With Audit Committees,” as amended by Statement on Audit Standards No. 90, “Audit Committee Communications,” including their judgments as to the quality, not just the acceptability, of our accounting principles, the reasonableness of significant judgments, all critical accounting policies and practices to be used, material alternative accounting treatments within generally accepted accounting principles discussed with management, and other material written communications between Ernst & Young and management. In addition, the Audit Committee has discussed with Ernst & Young its independence from both management and RenaissanceRe and has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1.

The Audit Committee discussed with Ernst & Young the overall scope and plans for their audit. The Audit Committee met with the independent auditors, with and without management present, to discuss the results of their examination, their evaluations of RenaissanceRe’s internal controls, and the overall quality of our financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2006, for filing with the Commission. The Audit Committee, pursuant to its pre-approval policies and procedures, and the Board have also recommended, subject to shareholder approval, the selection of RenaissanceRe’s independent auditors for the 2007 fiscal year.

Nicholas L. Trivisonno, Chair
Edmund B. Greene
Brian R. Hall
Henry Klehm III

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed with management certain Compensation Discussion and Analysis provisions to be included in this Proxy Statement. Based on the reviews and discussions referred to below, we recommend to the Board of Directors that the Compensation Discussion and Analysis appearing on pages 21 to 29 be included in the Proxy Statement. This report is provided by the following independent directors, who comprise the committee:

William F. Hecht, Chair
Jean D. Hamilton
Thomas A. Cooper

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Objectives

We have designed the compensation program for our Named Executive Officers to support our principal strategic goal—the creation of long-term value for our shareholders, which we principally measure in growth in tangible book value per share, plus accumulated dividends. Toward this goal, our compensation programs are intended to emphasize several main objectives: (i) rewarding our Named Executive Officers for the achievement of outstanding financial and operating performance and leadership excellence; (ii) aligning their interests with those of our shareholders; and (iii) encouraging them to remain with the Company for long and productive careers. Specifically, a primary goal of the Compensation Committee, and hence our approach to compensation, is to encourage our Named Executive Officers to take appropriate risks with the Company’s capital to generate returns for our shareholders but at the same time to share the downside risk of such decision-making.

Our compensation and retention strategies and philosophy reflect our success and have depended, and will continue to depend, in substantial part upon our ability to attract and retain our senior executive officers. We rely on a team-based approach for the management of the Company, with our nine most senior executive officers, including all of our Named Executive Officers, forming an Executive Committee that is managed under the supervision of our Chief Executive Officer and assigned the primary responsibility of managing all aspects of our business. As a result, our senior executive officers generally have responsibilities not only with respect to their respective business unit or function, but also in developing, implementing, and monitoring our overall strategic plan; maintaining and enhancing our operations and resources; and developing and addressing the policy, talent, and leadership needs of RenaissanceRe on a company-wide basis. Our compensation philosophy seeks to establish, reinforce, and reward this team-based culture and approach by incentivizing our Named Executive Officers through competitive pay practices. In addition, to reinforce our team-based culture, we seek to tie Named Executive Officers’ compensation substantially to the overall success of RenaissanceRe, rather than that of an individual business unit.

We believe that attracting and retaining executives and other professional employees with the aptitude and demonstrated, consistent capability to analyze, price, and manage risk have been and will continue to be critical to our success. In order to instill within our executives a commitment to our structured risk-taking business and underwriting model, which focuses on superior risk selection, expert utilization of risk management systems and careful adherence to our underwriting discipline, we have adopted an approach to compensation that emphasizes and rewards the achievement of long-term results and consistent decision-making over market cycles. We believe that our compensation philosophy supports and enhances our underwriting philosophy, which recognizes and reflects the significant volatility in our business (in which, for example, short-term performance is materially impacted by the occurrence or non-occurrence of catastrophic events). We have sought to balance our compensation approach to award and incentivize long-term performance over both hard and soft markets in respect of the coverages and products we offer, and to support and encourage the disciplined underwriting approach we seek to foster.

We believe there is a limited pool of individuals with the industry experience and personal qualities we seek for senior executive and other key roles in our operations. Our recruiting and retention needs are further affected by our strategy to maintain our corporate headquarters and the core of our operations in Bermuda. We are also subject to robust competition in respect of available executive talent in our industry, and to competitive efforts to recruit away our own officers and employees, a dynamic we believe is exacerbated by the industry-leading returns we have generated over time since our inception. This competition for industry talent, including our own, has particularly increased following the September 11, 2001, terrorist attacks in the United States and the significant Atlantic hurricanes of 2005, which led to a considerable trend of new insurance and reinsurance company formation in Bermuda. Accordingly, we believe that current market conditions, together with our remote location, require us to offer compensation packages that are both sufficient to entice executives to relocate to and remain in Bermuda, and commensurate with or better than those provided by our Bermuda-based competitors.

In sum, we believe that our differentiated underwriting and operational strategies must be supported by a tailored, well crafted compensation strategy that reflects our particular strategic plan, talent base, and other particularized circumstances. Our Board and senior management team regularly review our compensation philosophy and program, and their effectiveness, in light of our opportunistically evolving business strategy and goals.

Compensation Process

Compensation Committee. Our Compensation Committee meets each quarter, and regularly reviews compensation developments and needs. Generally, annual compensation determinations are made during the first calendar quarter of each year, when our own audited year-end financial information and third party information provided to the Compensation Committee, such as peer company operating return on equity, are available. At this meeting, the Compensation Committee receives and reviews the recommendations of management with respect to executive officer salaries for the next fiscal year, executive officer cash and equity incentive award proposals, and proposals in respect of aggregate compensation expenditures and equity pool amounts for more junior employees. Generally, management submits a proposed tally sheet for each of the Named Executive Officers, and each other key control officer, to assist the Compensation Committee in its review. In addition, the Compensation Committee may be provided, or may request, a report from its compensation consulting firm in connection with the proposed compensation determinations.

In connection with its compensation-setting process, the Compensation Committee generally asks the Chief Executive Officer (and, as described herein, other members of management) to provide information and guidance regarding the achievements, goals, professional development, and retention needs of each Named Executive Officer. These factors are taken into account by the Committee in approving amounts to be paid to each Named Executive Officer, together with the Committee’s consideration of corporate performance and achievements. The Committee’s assessment of individual measures includes dynamic factors it believes are not capable of being quantified, such as whether the executive is willing and able to challenge existing processes, adapt to sudden or frequent changes in priorities, and capitalize on perceived opportunities in our core or target markets.

In turn, the Compensation Committee submits its compensation recommendations for ratification by the full Board.

At other meetings, the Compensation Committee may also, at its discretion, approve non-routine awards to Named Executives Officers. Such awards have been granted in the past when the Committee has determined it to be appropriate to reward one or more Named Executive Officers in recognition of contributions to a particular project or in response to retention, competitive or other factors that developed outside of the normal annual compensation-setting cycle. In addition, our Compensation Committee oversees the performance evaluation of our Chief Executive Officer, reviews the performance appraisal process relating to other members of senior management, and reviews our organizational development, succession planning, and leadership training initiatives with our Chief Executive Officer.

Compensation Consultants and Benchmarking. Pursuant to its charter, our Compensation Committee has the sole authority to retain and terminate any compensation consultant to be used to assist in its evaluation of executive compensation and to approve the consultant’s fees and retention terms. The Compensation Committee has retained such consultants in the past for the purposes of, among other things, providing the Committee with services such as market intelligence on compensation trends, including as respects our industry and principal market locations; views and recommendations with respect to specific compensation programs designed by our human resources personnel and management and overseen by the committee; and analyses and recommendations with respect to the amount or form of senior executive and director compensation. Over the past four years, the Compensation Committee has retained the external executive compensation consulting firm Mercer Human Resource Consulting (“Mercer”); no other compensation consultant has been retained during this time in respect of matters affecting senior executive or director compensation. In the future, the Compensation Committee may engage or seek the advice of other compensation consultants. The Compensation Committee has also obtained and considered information, analyses and recommendations from legal counsel asked to represent the perspective of the Board, and from members of management. Neither any member of management, nor any member of the Compensation Committee, has any contractual or pecuniary arrangement with Mercer. Mercer, however, is a wholly owned subsidiary of Marsh, Inc., other subsidiaries of which acted as reinsurance broker with respect to 25.4% of our gross premiums written in 2006.

The Compensation Committee has, among other things, retained Mercer to help identify and maintain information relating to a group of peer companies as well as other more general market compensation trends. This peer group currently consists of the following companies which were determined to (i) be of a similar size, (ii) have executive positions of similar complexity and scope of responsibility, and (iii) compete with us for talent: Arch Capital Group Ltd., Axis Capital Holdings Ltd., Endurance Specialty Holdings Ltd, Everest Re Group Ltd, IPC Holdings Ltd, Montpelier Re Holdings Ltd, PartnerRe Ltd, Platinum Underwriters Holdings Ltd, and Transatlantic Holdings Inc. With the assistance of Mercer, the Compensation Committee reviews and assesses regularly the current compensation levels and practices amongst the peer group. In addition, the Committee reviews information, provided by Mercer, regarding the compensation levels and practices of ACE Ltd. and XL Capital Ltd. These companies are not included in the peer group due to their relative size but the Compensation Committee and management consider them to be competitors for executive and staff talent. Furthermore, as a means of understanding market practices, the Compensation Committee generally considers, among other things, compensation surveys (e.g., Bermuda market practice surveys) prepared by compensation consulting groups other than Mercer.

Our recent compensation decisions have been supported in part by a comprehensive study prepared by Mercer in 2003 after meeting with members of the Compensation Committee and senior management individually to discuss our business strategy and plans, operational targets and goals, as well as the labor and capital markets in which we compete. With the aid of this study, the Compensation Committee has sought to target base compensation at approximately the 50th percentile, and annual cash and long-term equity incentives at approximately the 75th percentile, among our peer group. In 2006, Mercer completed a subsequent review of our compensation practices, the continuing relevance of our practices given the current facts and circumstances including the alignment with our philosophy relative to industry best practices and our standing in the market in light of new competitors and other factors. The study found that overall, our target pay levels are generally consistent with our stated compensation philosophy.

Historically, our operating performance has, in general, consistently outperformed the peer group, with the exception of the 2004 and 2005 years due to extraordinary weather-related and other catastrophes, which had a disproportionately adverse effect on us versus our peer group. Bonuses in respect of those years were reduced to below target levels.

Executive Participation. Our Compensation Committee, and through it our Board, retains final authority with respect to our compensation, benefit and perquisite programs and all actions taken thereunder. Meetings of the Compensation Committee typically include our Chief Executive Officer, Chief Administrative Officer, and General Counsel. At least once each year, Mercer attends a meeting of the Compensation Committee. A portion of each meeting is spent in executive session without any members of management present, another portion is spent alone with the Chief Executive Officer, who provides a key source of information and feedback as discussed below, and typically, another portion is spent meeting with other management outside the presence of the Chief Executive Officer. The non-executive Chairman of the Board serves as an ex officio member of and spends time with the Compensation Committee. Neither the non-executive Chairman of the Board nor any other non-committee member votes or deliberates; however, the Compensation Committee solicits the views of the Chief Executive Officer on matters relating to the compensation of the other Named Executive Officers. No Named Executive Officer other than the Chief Executive Officer attends those portions of committee meetings during which the performance of the other Named Executive Officers is evaluated or their compensation is being determined. The Chief Executive Officer does not attend those portions of committee meetings during which his performance is evaluated or his compensation is being determined.

In connection with the compensation-setting process, the Compensation Committee generally asks the Chief Executive Officer to provide information and guidance regarding the achievements, goals, professional development, and retention needs of each Named Executive Officer. The Compensation Committee’s assessment of this information, and other principally qualitative factors, is utilized by the Compensation Committee in its determination of the amount to be paid to each Named Executive Officer in the form of cash bonus and long-term equity incentive awards.

CEO Evaluation. The Compensation Committee regularly reviews the performance of the Chief Executive Officer and at least annually reviews his compensation. Generally, it has not been the practice of the Compensation Committee to establish formalized individual performance measures for the Chief Executive Officer. The Compensation Committee has reviewed the Chief Executive Officer’s performance in respect of corporate performance criteria such as the attainment of certain strategic and financial corporate objectives for the year. In addition, the Compensation Committee considers factors such as the Chief Executive Officer’s strategic, operational and ethical leadership, and retention and development of the senior executive team. The immediate past Chief Executive Officer’s compensation was, over the last several years of his contract, principally established pursuant to contractual terms.

Role of Executive Officers. Generally, the respective members of our Executive Committee recommend compensation actions for other members of our senior management team (other than members of the Executive Committee) to our Chief Executive Officer and Chief Administrative Officer, who, after making any adjustments deemed appropriate, present these recommendations to our Compensation Committee. Compensation for the rest of our employees is determined by management, with our Compensation Committee receiving and approving aggregate statistics (e.g., aggregate incentive compensation and equity awards) by employee level with respect to such actions.

Delegation of Authority. Our Compensation Committee has delegated authority to our Executive Committee to make equity grants to employees other than members of our Executive Committee and key control officers (i.e., our corporate controller and head of internal auditor). This delegation is subject to aggregate issuance limits approved by the Compensation Committee from time to time. The Compensation Committee subsequently reviews all awards made pursuant to this delegation of authority. Our Chief Executive Officer and Executive Committee use this authority to seek to respond nimbly to recruiting and retention needs, and effect necessary or desirable performance, promotion, retention and new hire awards. Our Compensation Committee has retained exclusive authority for granting equity awards to the members of our Executive Committee and key control officers.

Equity Grant Policy. The Compensation Committee has approved formal policies regarding our equity granting practices for directors and employees. Under our policies, restricted stock and stock option grants are effective as of the grant date, which was historically established by the Compensation Committee at the time equity awards were approved for issuance. For 2007 and thereafter, the Compensation Committee has established a prospective fixed date (March 1 or the closest succeeding business day) as the grant date for all annual equity awards approved at the respective year’s annual February board meeting, subject to alteration upon the occurrence of an unusual event or need. In respect of “off-cycle” equity grants—for example, in recognition of special performance, promotions, retention needs and new hire awards—for 2007 and thereafter, the Compensation Committee has determined that the date of grant for these awards will be the third business day following the release date of our next subsequent quarterly financial results following Compensation Committee approval of the award, again, subject to adjustment upon the occurrence of an unusual event. The Compensation Committee has reserved the right to adjust this policy in the future. However, in no case whatsoever will a grant’s effective date precede the approval date of such grant.

The grant price of all options granted under the 2001 Plan is the fair market value (“FMV”) of the Company’s Common Shares as of the grant effective date. The FMV is defined under the shareholder-approved stock incentive plan pursuant to which the award is granted. In respect of our 2001 Plan and our Directors Stock Plan, in 2007 the Board approved a change in the definition of FMV from the average closing market price during the five days preceding the grant date to the closing price of the Common Shares on the NYSE on the date of grant. This change was made in light of recently adopted amendments to the U.S. federal income tax rules, and the SEC’s executive compensation disclosure rules.

Equity grants to the members of our Executive Committee and key control officers are approved in advance by the Compensation Committee. As noted above, our Compensation Committee has delegated authority to our Executive Committee to make equity grants to other employees, subject to the policies approved by the Compensation Committee.

Employment Agreements. During 2006, we entered into amended and restated employment agreements with each of our Named Executive Officers (as discussed below) in response to current market conditions in the reinsurance and insurance industries, then prevailing industry compensation practices and ranges, our performance and needs considering various factors including the significant market opportunities and challenges arising from the large natural disasters of 2004 and 2005, competitive pressures from new market entrants, and the changed and enhanced roles of most of our Named Executive Officers.

Components of Compensation

Core Components of Compensation. Our compensation program consists generally of four core components: base salary, an annual target cash bonus, long-term equity incentive awards in the form of Options and Restricted Shares, and other benefits principally designed to attract and retain senior executive talent to our Bermuda-based location. Together these components provide a mixture of current pay as well as opportunities for long-term wealth generation in, we believe, alignment with our goal of creating long-term shareholder value. Generally, we believe that each element of compensation simultaneously fulfills one or more of the three objectives stated in the above discussion on Compensation Philosophy and Objectives.

•	Base Salary

Base salaries for our Named Executive Officers are based on several factors: the scope of job responsibilities; prior individual experience, expertise, and performance; the operation of an internal target salary-grade structure; and competitive market compensation paid by the peer group. The base salaries of our Chief Executive Officer, President, and Chief Financial Officer were determined pursuant to the foregoing criteria at the time we entered into their employment agreements (and such salaries are set forth in their agreement). We believe our base salaries are, as a component of our total compensation program, generally underweighted compared to market-competitive levels. While the base salaries of individual executives can and do vary over time (subject to contractual obligations) based on such factors as individual performance, changes in job responsibilities, and development and potential for advancement, we view salary as a fixed expense that does not materially vary in the aggregate with corporate or personal performance.

•	Annual Cash Bonus

Our annual cash bonuses are established, as described above, in conjunction with the Compensation Committee’s consideration and evaluation of corporate and personal performance. We believe our cash bonus component helps us to provide a component of executive compensation incentives in respect of the most recent year on a more immediate basis than with equity grants, which in turn represent on a target basis a larger aggregate element of compensation. Our current compensation structure establishes a so-called “target bonus” amount for each “grade” or “level” of our internal salary-grade structure. The “target bonus” for each Named Executive Officer is as set forth in the employment agreement of each Named Executive Officer, or as established by the Compensation Committee following consultation with the Chief Executive Officer as summarized above. Generally, the “target bonus” amount is the same for all individuals at the same grade. Target bonus figures for the 2006 bonus period are shown below.

Named Executive Officer	Target Bonus as Percentage of Target Salary
Neill A. Currie, Chief Executive Officer	150%
Fred R. Donner, Chief Financial Officer	110	%(1)
William I. Riker, President	125	%(2)
Kevin J. O’Donnell, Senior Vice President	110%
John D. Nichols, Executive Vice President	110%

(1)	Mr. Donner’s Offer Letter and Employment Agreement specified a fixed bonus in 2006 of $600,000, and in addition our Chief Executive Officer recommended, and in 2007 the Board approved, a cash bonus of $69,943 in partial recognition of the value Mr. Donner forfeited in withdrawing from the partnership with which he was previously employed.

(2)	Pursuant to his employment agreement, Mr. Riker’s annual cash bonus is determined as a percentage of actual base salary, not target base salary.

To determine actual cash bonus amounts, the Compensation Committee annually determines a second multiple, in its discretion, referred to as the “bonus performance factor,” which is then applied to the target bonus figures described above. To assist the Compensation Committee in its determination of the immediately prior period’s bonus performance factor, management presents a recommendation and supporting analysis reflecting, among other things, certain corporate performance measures. Management’s recommendation in 2007, with respect to calendar year 2006, and the preceding several years have accordingly included an assessment of management’s performance in respect of three, equally weighted, elements: (i) operating return on equity versus peer group operating return on equity; (ii) actual earnings per share and gross written premium, each versus budget; and (iii) assessment of performance versus projected internal goals, initiatives, and major strategic projects. These three elements have not been formally approved by the Compensation Committee, are not submitted for prior, formal approval, and are subject to change from year to year. Due to the volatility of our industry and thus our financial results, the Compensation Committee and management believe that pure quantitative performance measures are not the most appropriate method of rewarding executive performance. In light of this, the final bonus performance factor, and hence, the actual amount of annual cash bonus, may be (and, in the past, has been) separately increased or decreased by the Compensation Committee following its review of management’s recommendations, in light of the

Compensation Committee’s assessment of Company performance. Moreover, specific bonuses paid to individuals may be (and, in the past, have been) further adjusted by the Compensation Committee in light of the applicable executive’s individual performance, potential, and other factors. The award of the annual cash bonus is not guaranteed and the actual amount of any bonus is determined solely by the Compensation Committee.

•	Equity Incentive Awards

Long-term equity incentive awards are currently available under the 2001 Plan and the 2004 Plan. The Compensation Committee also administers the Second Amended and Restated 1993 Stock Incentive Plan of RenaissanceRe Holdings Ltd. (the “1993 Plan” and, together with the 2004 Plan and the 2001 Plan, the “Stock Incentive Plans”). We believe our Stock Incentive Plans create strong motivation for all of our employees to generate significant increases in the value of our Common Shares.

As with our annual cash bonuses, we believe that our long-term equity incentive awards directly link the compensation of Named Executive Officers to the attainment of corporate and individual performance goals. The Compensation Committee uses equity-based incentive awards, which generally vest over a four-year period, to seek to create an ownership culture that promotes our overall compensation philosophy and encourages long-term performance, retention, and shareholder value-creation. Existing ownership levels are not a factor in award determination, although we do monitor unvested equity levels in line with our retention strategies. The Compensation Committee generally believes that the more senior an employee is, the greater the proportion of that employee’s compensation should be based upon the performance of the Company and the employee each year. We believe that our long-term equity incentive awards, as a component of our total compensation program, are somewhat over-weighted compared to market competitive levels. We believe this supports, and suits, our goal of creating long-term value for our shareholders.

Generally, we effect equity incentive awards via grants of a target dollar value determined as a certain percentage of target base salary, established by grade. The current equity target amounts for our Named Executive Officers are set out immediately below.

Named Executive Officer	Target Long-Term Incentive as Percentage of Target Salary
Neill A. Currie, Chief Executive Officer	300%
Fred R. Donner, Chief Financial Officer	215%
William I. Riker, President	230%
Kevin J. O’Donnell, Senior Vice President	215%
John D. Nichols, Executive Vice President	215%

As described above with cash bonuses, equity grant awards may be, and at times have been, adjusted from target amounts in light of the individual’s performance, potential, and other factors. Such adjustments are approved by the Compensation Committee in respect of Named Executive Officers.

Generally, equity awards to Named Executive Officers are allocated 50% in the form of Restricted Shares and 50% in the form of Options, and vesting in each case ratably over four years. We believe that this ratio of Restricted Shares to Options supports our objective of providing compensation value through equity incentive awards, while focusing our Named Executive Officers’ attention on long-term value creation. We believe that Restricted Shares help to both reward and retain executives through the vesting period, while Options require that the market value of our shares exceeds the exercise price to be valuable and continue to motivate executives beyond the initial vesting period until the Option expires. Options under the Stock Incentive Plans have a ten-year term from the grant date.

In making equity grant determinations, the Compensation Committee generally approves a dollar amount, with the actual number of Restricted Shares or shares underlying Options determined as follows: in the case of Restricted Shares, by dividing, as of the grant date, the approved grant value by the FMV (as described under “Equity Grant Policy” above); and in the case of Options, by dividing, as of the grant date, (x) the approved grant value by (y) the product of the same FMV multiplied by a conversion rate equal to 30%. In either case, discounts for illiquidity and forfeiture (vesting) risk are not taken into account.

With respect to Options, the Compensation Committee has the sole discretion to set applicable exercise prices, provided that (i) under the 2004 Plan, the initial exercise price of each Option may not be less than 150% of the fair market value of the Full Voting Shares subject to the Option on the date of grant, and (ii) under the 2001 Plan the exercise price of each Option may not be less than the closing market price of the Full Voting Shares as of the grant date. No equity awards were granted in 2006, or have been granted in 2007, under the 2004 Plan. Since the adoption of the 2004 Plan, we have experienced substantial industry and company specific changes, including the dramatic shifts in market conditions, and the inception of substantial, robust new competition, stimulated by the significant 2004 and 2005 windstorm losses, as well as our own management transitions. In light of these changes, the Compensation Committee is currently considering whether or not we will resume granting awards in the future under the 2004 Plan.

•	Other Components

Due to the variety of restrictions placed upon expatriates living in Bermuda, our Named Executive Officers are participants in a perquisite and benefit program that seeks to accomplish the goal of attracting and encouraging superior talent to relocate to our headquarters in Bermuda, subject, where applicable, to Bermuda Ministry of Immigration policies. Perquisites and benefits provided to Named Executive Officers are shown in the All Other Compensation Column of our 2006 Summary Compensation Table as well as the supporting tables. They may include a relocation and housing allowance, personal use of corporate aircraft, automobile use, club membership, payment of certain professional organization membership fees, as applicable, 401(k) plans, life and health insurance and medical benefits including annual executive physical examination, access to the Company’s gym, certain ground transportation and accompanying tax gross-ups. We do not currently maintain a defined benefit or supplemental retirement plan, or alternative long-term accumulation scheme.

In 2006, Congress adopted legislation which altered the tax treatment of expatriate housing allowances. Under prior law, a U.S. taxpayer resident in an expatriate location, such as Bermuda, was entitled to exclude housing costs from income, including expatriate housing allowances, in excess of a “base housing” amount. Under the new rules the housing exclusion is limited to prescribed amounts, and amounts in excess thereof are characterized as taxable income to the recipient. To mitigate the effects of this change, in light of our dependence on recruiting executive and officer management to our Bermuda location, the Compensation Committee determined to extend our gross-up benefits to affected U.S. taxpayers. Such amounts in respect of our Named Executive Officers are reflected in the Summary Compensation Table.

We own a fractional interest in corporate aircraft for the use of our officers and directors, and for other business purposes. We have found the utilization of such corporate aircraft to be in the interests of the Company, in part due to the location of our headquarters and principal corporate offices in Bermuda, to and from which direct commercial air travel is limited and comparatively time consuming. Accordingly, we believe use of corporate aircraft permits our senior personnel to minimize and more efficiently utilize their travel time, and protect the confidentiality of our business travel. Further, we believe that the use of corporate aircraft is appropriate for business-related safety and security reasons. In addition to business use, personal use of these aircraft is provided to our officers subject to our related policies as in effect from time to time. Directors are generally not permitted personal use of the corporate aircraft; however, space permitting, directors may bring spouses along on business trips, principally to Bermuda. Mr. Currie’s use of the corporate aircraft, for both business and personal matters, is made available pursuant to the terms of his employment agreement and such policies as the Compensation Committee may establish from time to time. For our other Named Executive Officers, our policy is to provide twenty-five (25) hours per year for personal use, and unused time may be accumulated forward up to one year. Mr. Riker receives up to fifty (50) hours per year for his personal use. In exceptional circumstances, the Chief Executive Officer may authorize additional personal use of the corporate aircraft. Generally, spousal travel in connection with a business trip of an executive officer or director is permitted, with spousal travel added to the executive officer’s reported U.S. federal income, as applicable, based on the standard industry fare level valuation method. We also reimburse the cost of airfare on commercial flights and round-trip ground transportation for certain personal trips for home leave by our expatriate Named Executive Officers, generally, up to four trips per year for each family member.

In 2006, the Compensation Committee also retained Mercer to review the executive perquisite and benefits policies against market data as well as to gather anecdotal information on potential changes. Mercer concluded that they see no trends among similarly situated companies towards significant changes in perquisite and benefit policies and that overall, our related policies are generally at or above Bermuda market practice, consistent with our philosophy. Some areas, such as company cars, travel policies, and tax services are more generous than typical market practice, which we believe reflects our compensation philosophy and retention strategies as well as the value we place on the benefits to the Company of streamlined administration and risk management. The Compensation Committee continues to consult with independent advisers, monitor market practices and regularly assess the success of our compensation strategies against their objectives.

Relationship of Components. We view the four primary components of our executive compensation as related but distinct. Although the Compensation Committee does review total compensation, we do not believe that significant compensation derived from one component of compensation should negate or reduce compensation from other components. The Compensation Committee determines the appropriate level for each compensation component based on its view of internal equity and consistency, individual and corporate performance (as discussed herein), and other information deemed relevant, such as the compensation surveys referred to above. We believe that equity-based awards are the primary motivator in attracting and retaining executives and that salary and other benefits are secondary considerations. Except for the general framework and target percentiles referenced above, the Compensation Committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently-paid-out compensation, between cash and non-cash compensation, or among different forms of compensation. This is due in part to the relatively small size of our executive team and what we believe to be our need to tailor each executive’s compensation package as necessary.

Equity Ownership and Retention Guidelines

In keeping with our overall compensation philosophy, our executives, including our Named Executive Officers, are subject to an equity ownership policy. The guidelines are designed to maintain equity ownership at levels high enough to assure our shareholders of our senior executives’ commitment to long-term value creation, while taking into account an individual executive’s need for portfolio diversification. Under our guidelines, our officers are expected to acquire and maintain a level of our equity securities with a value equal to a specified multiple, currently ranging from 10x to 12x target salary by grade for the Named Executive Officers, which we believe to be more demanding than the policies maintained by members of our peer group. These multiples produce a range of approximately $3.7 million to $9.0 million for our current Named Executive Officers. Shares owned outright, Restricted Shares, and vested “in-the-money” options are counted as “owned” in measuring compliance with the guidelines. Until ownership requirements are satisfied, applicable executive officers, including the Named Executive Officers, are required to hold 100% of the equity granted to them. We retain the discretion to approve transactions outside of the guidelines in light of an individual’s facts and circumstances; however, to-date, we have never done so in respect of an executive officer. In addition, our executive officers, including our Named Executive Officers, are subject to our insider trading policy, which prohibits transactions in our securities outside of “window” periods (otherwise than pursuant to previously adopted, approved Rule 10b5-1 plans), and prohibits “short sales” on RenaissanceRe stock, or the purchase or sale of options, puts, calls, straddles, equity swaps, or other derivative securities that are directly linked to RenaissanceRe stock, by our executives and non-executive directors.

Potential Impact on Compensation from Executive Misconduct

If the Board were to determine that an executive officer has engaged in fraudulent or intentional misconduct, the Board would take action to remedy the misconduct, prevent its recurrence, and impose such discipline on the applicable individuals as the Board deemed appropriate in light of the facts and circumstances. Discipline would vary depending on the facts and circumstances, and may include, without limit, (1) termination of employment, (2) initiating an action for breach of fiduciary duty, and (3) if the misconduct resulted in a significant restatement of the Company’s financial results, seeking reimbursement of any portion of performance-based or incentive compensation paid or awarded to the executive that is greater than would have been paid or awarded if calculated based on the restated financial results. These remedies would be in addition to, and not in lieu of, any actions that might be imposed by law enforcement agencies, regulators, or other authorities.

Change in Control and Severance

Upon termination of employment or a change in control, the Named Executive Officers may receive (i) accelerated vesting of awards granted under the 2001 Plan and (ii) severance payments under the circumstances described below.

Under the 2001 Plan, upon a change in control, all options automatically vest and become exercisable in full and all restrictions on any share awards, Restricted Shares, or restricted share units automatically lapse. Under the

2004 Plan, upon a change in control, the per share exercise price of each option under the 2004 Plan which is outstanding immediately prior to such change in control will be equal to the fair market value of a Full Voting Share on the date of grant of such option, reduced by the amount of all “extraordinary dividends” previously declared, plus the product of (A) times (B), where (A) equals the dollar amount by which the per share exercise price of such option exceeded the fair market value of a Full Voting Share on the date of grant of such option, and (B) equals a fraction, the numerator of which is the number of calendar days which have transpired from the date of grant of such option through and including the date of execution of a definitive agreement for the transaction which constitutes such change in control, and the denominator of which is the number of calendar days in the full option period as provided in the option agreement evidencing such award, rounded to the nearest cent. For example, if a ten-year option had been granted on date “X” with an exercise price of $75 per share when the fair market value of a Full Voting Share was $50 per share, and if a definitive agreement for a transaction that results in a change in control of RenaissanceRe were to be signed on the fourth anniversary of date “X,” the exercise price of the option would be reduced to $60 per share immediately prior to such change in control (i.e., $50, plus ($25 × .40)) (assuming the exercise price had not previously been reduced by reason of one or more extraordinary dividends). In the same example, if prior to such reduction adjustment an extraordinary dividend of $5 per share had been declared, the exercise price of the option would be reduced to $55 per share (i.e., $50 – $5 = $45, plus ($25 × .40)). “Extraordinary dividends” for this purpose means dividends which exceeded the “base annual dividend” amount for the applicable fiscal year, and in the event of which the exercise price of an Option issued under the 2004 Plan will be reduced dollar-for-dollar by the amount of such extraordinary dividend. The base annual dividend amount for this purpose was initially set at $0.76 per share for 2004, and for subsequent years is equal to $0.76 increased at a compounded annual growth rate of 10% from 2004 through and including such subsequent fiscal year and rounded to the nearest cent. By way of example, in 2006 the base annual dividend was $0.92 (i.e., $0.76 × 1.1 × 1.1 = $0.9196, rounded to the nearest cent, or $0.92). If in 2006 RenaissanceRe had paid a dividend of $1.92 per share, it would be considered to have paid an extraordinary dividend of $1.00 per share, and as a result the per share exercise price of each outstanding option under the 2004 Plan would be reduced by $1.00.

For more information with respect to equity acceleration and other benefits upon a termination or change in control, please see “Potential Payments upon a Termination or a Change in Control.”

2006 SUMMARY COMPENSATION TABLE

Names and Principal Position	Year	Salary ($)		Bonus(1) ($)	Stock Awards(2) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	All Other Compensation(4) ($)	Total ($)
Neill A. Currie Chief Executive Officer	2006	737,500		1,755,000	1,097,283	1,221,484	—	1,117,303	5,928,570
Fred R. Donner(5) Executive Vice President and Chief Financial Officer	2006	239,103		669,943	190,550	158,614	—	186,248	1,444,458
John M. Lummis(6) Former Chief Financial Officer	2006	161,227		—	161,822	600,202	30,707	302,182	1,256,140
William I. Riker President	2006	600,000	(7)	1,170,000	3,213,823	991,163	44,423	879,847	6,899,256
Kevin J. O’Donnell Senior Vice President of RenaissanceRe and President of Renaissance Reinsurance Ltd.	2006	412,075		617,760	522,256	815,383	20,164	447,084	2,834,722
John D. Nichols, Jr. Executive Vice President of RenaissanceRe and President of RenaissanceRe Ventures Ltd.	2006	500,000	(7)	617,760	417,080	773,392	30,707	377,858	2,716,797

(1)	The amounts shown in this column constitute the annual cash bonuses made to each Named Executive Officer based on the Board’s evaluation of each such officer’s performance. These bonuses were earned in 2006 and were paid in March 2007.

(2)	These columns represent the dollar amount recognized for financial statement reporting purposes with respect to the 2006 fiscal year for the fair value of awards granted in 2006 as well as prior fiscal years, in accordance with FAS 123(R). Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions as required under GAAP and instead reflect actual forfeitures when they occur. For information on the valuation assumptions with respect to awards made, refer to RenaissanceRe’s Stock Incentive Compensation and Employee Benefit Plans Note in its financial statements included in its Form 10-K for the respective year end, as filed with the SEC. The amounts above reflect the Company’s accounting expense for these awards and do not necessarily correspond to the actual value that will be recognized by the Named Executive Officers.

(3)	The amounts shown in this column constitute the final payouts under our Long Term Incentive Bonus Program in respect of prior years subject thereto. The program has since been terminated.

(4)	See the All Other Compensation Table and the Other Benefits Table provided below for more information and analysis of the amounts included in the All Other Compensation column.

(5)	Mr. Donner commenced employment with the Company on July 10, 2006. Mr. Donner’s base annual salary for 2006 was $500,000, with the amount above based from his start date. The cash bonus paid to Mr. Donner comprises a $600,000 bonus pursuant to his employment agreement and the remaining $69,943 is based on the arrangement described under “Annual Cash Bonus” in the Compensation Discussion and Analysis.

(6)	Mr. Lummis, the Company’s former Executive Vice President, Chief Financial Officer and Chief Operating Officer, ceased employment on June 30, 2006. Mr. Lummis did not receive any grants of stock, options or other equity awards in 2006. Amounts shown reflect RenaissanceRe’s expense recognition in respect of Mr. Lummis’s outstanding stock and option awards through June 30, 2006 (the date of his departure from RenaissanceRe). In addition, upon Mr. Lummis’s departure from the Company he forfeited stock and option awards. The table above reflects the actual expense to the Company; however the accounting impact to the Company of these forfeitures would be to reduce the amounts above by $53,016 and $1,551,875 for the stock and option awards, respectively, and represent the FAS 123(R) expense recognized through June 30, 2006 for the awards forfeited.

(7)	Salary amounts for Messrs. Riker and Nichols reflect annual salaries established by the Compensation Committee in May 2006, retroactive to January 1, 2006.

ALL OTHER COMPENSATION

Name	Year	Tax Gross-Up(1) ($)	Company 401K Matching Contribution(2) ($)	Value of Life Insurance Premiums(3) ($)	Other Personal Benefits(4) ($)	Total Other Compensation ($)
Neill A. Currie	2006	157,963	13,200	5,280	940,860	1,117,303
Fred R. Donner	2006	28,686	—	534	157,028	186,248
John M. Lummis	2006	51,982	13,200	534	236,466	302,182
William I. Riker	2006	112,190	13,200	1,069	753,388	879,847
Kevin J. O’Donnell	2006	99,536	13,200	4,396	329,952	447,084
John D. Nichols, Jr.	2006	82,368	13,200	3,656	278,634	377,858

(1)	Tax gross-up is paid to the Named Executive Officers principally in respect of expatriate perquisites including personal travel, business-related spousal travel, housing allowance, club dues, automobile expenses and tax advice.

(2)	This column reports Company matching contributions to the Named Executive Officers’ 401(k) plan based on the limitations imposed under IRS safe harbor rules.

(3)	This column reports the value of premiums paid on behalf of Named Executive Officers with respect to life insurance coverage under the Company’s health and benefits plan. The value of any payout under the life insurance coverage is equal to four times the Named Executive Officers’ annual salary up to a maximum of $2.0 million.

(4)	See the Other Benefits Table below for additional information.

OTHER BENEFITS TABLE

Name	Year	Personal Travel(1) ($)	Executive Relocation(2) ($)	Housing Benefits(3) ($)	Other Benefits(4) ($)	Total Other Personal Benefits ($)
Neill A. Currie	2006	636,710	—	282,750	21,400	940,860
Fred R. Donner(5)	2006	65,403	12,000	72,000	7,625	157,028
John M. Lummis(6)	2006	72,150	31,030	90,000	43,286	236,466
William I. Riker	2006	215,631	—	505,236	32,521	753,388
Kevin J. O’Donnell	2006	114,292	2,400	188,400	24,860	329,952
John D. Nichols, Jr.	2006	79,734	—	180,000	18,900	278,634

(1)	Personal travel includes costs for commercial travel for the Named Executive Officer and his immediate family members as well as use of the corporate aircraft, and in the case of Mr. Currie, includes $490,836 in respect of commuting costs to his sole office location in Bermuda and $145,874 in respect of personal, non-business-related travel. With respect to personal use of the corporate aircraft, amounts in this column reflect incremental variable operating costs, which include fuel, landing and handling fees, additional crew lodging and meal allowances and catering.

(2)	This column reports reimbursement for relocation and moving costs for Named Executive Officers moving to Bermuda, or moving within Bermuda, and (in the case of Mr. Lummis) for repatriation costs.

(3)	This column reports the amount of housing-related benefits we provided in 2006 with respect to the Bermuda residence of each Named Executive Officer, principally consisting of housing lease costs. In addition to his monthly housing allowance, 2006 amounts in respect of Mr. Riker included $335,236 in respect of the payment by the Company of Bermuda excise tax due relating to the purchase by Mr. Riker of a residence in Bermuda. In the future, the Company may effect other such payments to executive officers, in furtherance of our interest in encouraging our senior team to reside in Bermuda over the long term.

(4)	As discussed herein, other benefits include club dues, company automobile expenses, financial and tax planning expenses reimbursed by RenaissanceRe and Company matching on charitable donations. Amounts in respect of Mr. Lummis include an aggregate of $23,000 for financial and tax reporting expenses.

(5)	Mr. Donner commenced employment on July 10, 2006. Mr. Donner’s annual housing allowance is $216,000.

(6)	Mr. Lummis departed from his position as RenaissanceRe’s Executive Vice President, Chief Financial Officer and Chief Operating Officer at the expiration of his contract term on June 30, 2006.

2006 GRANTS OF PLAN-BASED AWARDS TABLE

									All Other Stock Awards: Number of Shares of Stock or Units(1) (#)	All Other Option Awards: Number of Securities Underlying Options(1) (#)	Exercise or Base Price of Option Awards ($/Sh)	Closing Price on Grant Date(2) ($/Sh)	Full Grant Date Fair Value of Options/ Awards
			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Approval Date	Threshold $	Target $	Maximum $	Threshold $	Target $	Maximum $
Neill A. Currie	3/21/2006	2/22/2006	—	—	—	—	—	—	131,857	—	—	$41.85	$5,518,215
	3/21/2006	2/22/2006	—	—	—	—	—	—	—	439,452	$42.66	$41.85	$4,514,578
Fred R. Donner	7/10/2006	5/22/2006	—	—	—	—	—	—	32,619	—	—	$50.00	$1,630,950
	7/10/2006	5/22/2006	—	—	—	—	—	—	—	108,696	$49.05	$50.00	$1,331,809
William I. Riker	7/19/2006	5/22/2006	—	—	—	—	—	—	46,135	—	—	$48.01	$2,214,941
Kevin J. O’Donnell	1/3/2006	12/6/2005	—	—	—	—	—	—	16,930	—	—	$45.25	$766,083
	1/3/2006	12/6/2005	—	—	—	—	—	—	—	56,433	$44.30	$45.25	$607,428
	3/21/2006	2/22/2006	—	—	—	—	—	—	20,187	—	—	$41.85	$844,826
	3/21/2006	2/22/2006	—	—	—	—	—	—	—	67,281	$42.66	$41.85	$691,191
John D. Nichols Jr.	7/19/2006	5/22/2006	—	—	—	—	—	—	36,908	—	—	$48.01	$1,771,953

(1)	Generally, grants to the Named Executive Officers vest ratably over four years on the anniversaries of the grant date. The July 2006 grant to Mr. Riker has a two-year vesting schedule. Grants made to Mr. Riker in 2007 will vest over four years consistent with grants made to the other Named Executive Officers. For further discussion, see the section below regarding Mr. Riker’s employment contract.

(2)	Restricted Stock awards were made by dividing, as of the grant date, the approved grant value by the five-day trailing average closing market price of the Full Voting Shares; and in the case of Options, by dividing, as of the grant date, (x) the approved grant value by (y) the product of the same FMV multiplied by a conversion rate equal to 30%. See discussion in the Compensation Discussion and Analysis—Core Components of Compensation, for a description of the Company’s practice for 2007 and subsequent years.

Employment Agreements

Chief Executive Officer

Mr. Currie’s employment relationship is governed by an employment agreement originally entered into in February 2006 (as amended, the “Currie Agreement”). The Currie Agreement runs for an initial four-year term, subject to automatic renewals of one-year terms unless either party elects to not renew. The Currie Agreement entitles Mr. Currie to (a) a base salary of not less than $750,000 per year, (b) eligibility to receive an annual bonus at a target level equal to 150% of his base salary, and (c) eligibility to participate in our Stock Incentive Plans, with an annual grant target valued at 300% of his base salary. Mr. Currie is also entitled to receive the benefits generally provided to other senior executives from time to time, including customary perquisites for housing, automobile use, and other expenses, and to the extent the perquisites are considered income and increase Mr. Currie’s income tax liability, Mr. Currie will be provided a tax reimbursement payment in an amount such that, after deduction for all income taxes payable with respect to such tax reimbursement benefit, the amount retained by Mr. Currie will be equal to the amount of such increased income tax liability. Mr. Currie’s housing allowance under our expatriate housing allowance program has currently been established at up to $25,000 per month, although he is currently the named occupant in a property leased by the Company at a cost of $16,500 per month. During 2006, rent was paid at $25,000 until November and $16,500 thereafter.

During the term of employment and for the 18-month period following any termination, Mr. Currie is subject to non-competition and non-interference covenants. Generally, the non-competition covenant prevents Mr. Currie from engaging in activities competitive with the business of RenaissanceRe or its affiliates, and the non-interference covenant prevents Mr. Currie from soliciting or hiring employees or other service providers of RenaissanceRe or its affiliates and from inducing any customer, supplier, licensee, or other business relation of RenaissanceRe or its affiliates, to cease doing business with, or reduce the amount of business conducted with, RenaissanceRe or its affiliates, or in any other manner interfering with RenaissanceRe’s relationship with such parties. The Currie Agreement also contains confidentiality and assignment of inventions provisions. The Currie Agreement requires us to indemnify Mr. Currie to the fullest extent permitted by Bermuda law, except in certain limited circumstances.

In the event of a termination of Mr. Currie’s employment by us without cause (including our non-renewal of the Currie Agreement) or by Mr. Currie for good reason (each as defined in the Currie Agreement), Mr. Currie will be entitled to receive (i) any unpaid annual bonus in respect of any completed fiscal year ended prior to termination, (ii) a pro rata annual bonus for the fiscal year of termination, (iii) vesting of unvested equity awards, (iv) a lump sum amount equal to 150% of the sum of base salary and target annual bonus, and (v) continuation of the health benefits at the same cost applicable to active employees for 18 months following termination. In addition, upon the expiration of the 18-month anniversary of termination and subject to compliance with the restrictive covenants and other post-closing obligations contained in the employment agreement, Mr. Currie will be entitled to a lump sum amount equal to 50% of the sum of base salary and target annual bonus.

Other Named Executive Officers

As noted above, in 2006, management, along with the Compensation Committee, undertook to review RenaissanceRe’s employment agreements and compensation terms in light of current market conditions in the reinsurance and insurance industries and our strategic needs. In this description, we refer to the new forms of agreement we adopted as the “Executive Officer Agreements.” In 2007, Mr. Currie’s employment agreement was amended to harmonize certain provisions of our contract with Mr. Currie with the relevant provisions of the Executive Officer Agreements. Provisions unique to individual Named Executive Officers are described below.

Under the Executive Officer Agreements, each respective Executive receives a base salary at a rate to be determined by the Compensation Committee upon the recommendation of RenaissanceRe’s Chief Executive Officer, and a discretionary annual cash bonus. Each Executive is also eligible to receive awards, as determined from time to time by the Compensation Committee, under stock option and incentive plans adopted and maintained by RenaissanceRe. The Executive Officer Agreements provide for an expense reimbursement for housing, automobile travel, and other expenses, subject to applicable policies of RenaissanceRe as approved from time to time by the Compensation Committee, including a tax reimbursement payment to the extent reimbursements result in additional income tax liability.

Under the Executive Officer Agreements, during the term of employment and for the 12-month period following any termination of employment, the Executive is subject to non-competition and non-interference covenants. In Mr. Riker’s case, RenaissanceRe has certain rights to extend the restricted period a further six months, for a total of 18. Generally, the non-competition covenant prevents the Executive from engaging in activities competitive with the business of RenaissanceRe or its affiliates, and the non-interference covenant prevents the Executive from soliciting or hiring employees or other service providers of RenaissanceRe or its affiliates and from inducing any customer, supplier, licensee, or other business relation of RenaissanceRe or its affiliates, to cease doing business with, or reduce the amount of business conducted with, RenaissanceRe or its affiliates, or in any other manner interfering with RenaissanceRe’s relationship with such parties. The Executive Officer Agreements also contain standard confidentiality and assignment of inventions provisions. In addition, the Executive Officer Agreements provide that RenaissanceRe shall generally indemnify the Executive to the fullest extent permitted by Bermuda law, except in certain limited circumstances.

Unless sooner terminated as provided in the Executive Officer Agreements, such Executive Officer Agreement expires on the first anniversary of commencement; provided that the term of the Executive Officer Agreement shall automatically be extended for an additional one-year period, unless RenaissanceRe or the Executive gives 30 days’ notice of election not to extend the term. Upon certain qualifying terminations, the Executive is eligible to receive certain benefits, the terms of which are discussed below in the section captioned “Potential Payments Upon a Termination or a Change in Control.”

Chief Financial Officer. Fred R. Donner’s employment commenced on July 10, 2006. Pursuant to his employment agreement (the “Donner Agreement”), Mr. Donner was provided a fixed annual cash bonus of $600,000 for the 2006 fiscal year, of which $200,000 constituted a sign-on bonus and $400,000 was a fixed bonus paid at the time of the annual cash bonuses awarded to the other Named Executive Officers. In addition, in 2007, the Chief Executive Officer recommended, and the Board approved, a cash bonus of $69,943. Mr. Donner was also awarded on the date of commencement of his employment a sign-on equity grant consisting of 50% Restricted Shares and 50% Options, as reflected in the Grants of Plan-Based Awards Table. The purpose of Mr. Donner’s sign-on cash bonus and equity grant was to entice Mr. Donner to join the Company, including recognition of value he forfeited in withdrawing from the partnership with which he was previously employed and to align Mr. Donner’s compensation and share ownership with the arrangements of other members of the Executive Committee. The Donner Agreement provides an initial base salary of $500,000 per year and a target bonus equal to 110% of the target base salary applicable to other similarly situated executives, except with respect to 2006 as described above. The Donner Agreement also provides that Mr. Donner shall receive during its term an annual target equity award under the stock option and incentive plans valued at 215% of the target base salary, which is consistent with our internal compensation structure.

Messrs. Riker and Nichols. Following approval by our shareholders of the 2004 Plan in August 2004, the Compensation Committee awarded “premium” options under the 2004 Plan to Messrs. Riker and Nichols, in exchange for which their respective annual salary and annual bonus were substantially reduced through July 2006. In addition, Messrs. Riker and Nichols did not receive an annual equity award in 2005 or 2006. In light of the compensation forfeited by Messrs. Riker and Nichols in connection with the “premium” stock options and in recognition of new roles for both executives as well as their expanded responsibilities relating to, in the case of Mr. Riker, the addition of the group Chief Underwriting Officer role, and in the case of Mr. Nichols, the additional duties of serving as President of RenaissanceRe Ventures, the Compensation Committee determined at a May 2006 meeting to adjust the salary of Messrs. Riker and Nichols to $600,000 and $500,000, respectively, and 2006 target bonuses to amounts equal to 125% of base salary in the case of Mr. Riker and 110% of the target salary for his grade for Mr. Nichols. In addition, Mr. Riker forfeited all of his “premium” stock options under the 2004 Plan in conjunction with (i) a grant of Restricted Shares under the 2001 Plan valued at $2,215,000, vesting ratably over a two-year period, and (ii) an adjustment to the vesting terms of 77,500 Restricted Shares granted to Mr. Riker in 2004 originally scheduled to “cliff vest” on the fifth anniversary of grant, such that 50% of such shares vested on the date of issuance of the new shares referred to above, with the balance of such shares vesting ratably on the third and fourth anniversary of the original grant date. In addition, Mr. Nichols received a special award of Restricted Shares in the amount of $1,800,000, scheduled to vest ratably on each anniversary of the grant date over a four-year period, and at which time it was determined that he would receive a similar award at the Company’s next annual equity award grant date (March 2007). The 2006 grants are shown in the Grants of Plan-Based Awards Table.

In July 2006, we entered into employment agreements with Messrs. Riker and Nichols (the “Riker/Nichols Agreements”), which also provided a retroactive salary adjustment equal to the difference between (i) the base salary the Executive would have received from January 2006 until July 2006 had the Riker/Nichols Agreements been in effect during such period and (ii) the base salary the Executive actually received during such period under the terms of his prior employment agreement.

On July 19, 2006, we entered into a sublease agreement with Mr. Nichols with respect to a property in Paget Parish, Bermuda. We lease the property pursuant to a lease, dated July 15, 2003, which lease has a term of 15 years and six months. The sublease has an initial term of five years, and requires Mr. Nichols to pay us $66,000 per year in rent, which is the same amount payable by us under the lease. At our election, this amount may be deducted from Mr. Nichols’s salary. Mr. Nichols paid approximately $1.3 million for improvements to the property, which is leased by the Company. Under our employment arrangement with Mr. Nichols, we agreed to reimburse Mr. Nichols for the amount of these improvements as a further component of his housing allowance in the amount of $114,000 per year for 15.5 years. Taken together with the sublease rental amounts shown above, the Company’s housing-related monthly expenses in respect of Mr. Nichols are commensurate with our housing allowance benefit for Bermuda-based executives at Mr. Nichols’ level. The sublease provides that we are required to pay to Mr. Nichols the unamortized cost of certain capital improvements made to the property by Mr. Nichols prior to his occupancy of the property if the sublease is terminated or not renewed prior to the expiration of the lease under certain circumstances, including if Mr. Nichols ceases to be employed by us for any reason.

Kevin O’Donnell. In January 2006, Mr. O’Donnell was promoted to President of Renaissance Reinsurance Ltd. and also assumed responsibilities for both our catastrophe and specialty reinsurance units. In connection with his promotion and additional responsibilities, in light of competitive market conditions, and following significant new reinsurance company formations subsequent to hurricanes Katrina, Rita, and Wilma, the Compensation Committee increased Mr. O’Donnell’s salary from $250,369 to $400,000 and also granted a special equity award on January 3, 2006, in the amount of $1,500,000, consisting of 50% Options and 50% Restricted Shares, as set forth in the Grants of Plan-Based Awards Table above.

2006 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Options Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2) (#)	Market Value of Shares or Units of Stock That Have Not Vested(3)
Name	Exercisable	Unexercisable(1)
Neill A. Currie	—	300,000	(4)	—	$73.06	7/5/2015	131,857	$7,911,420
	—	439,452		—	$42.66	3/21/2016	—	—
Fred R. Donner	—	108,696		—	$49.05	7/10/2016	32,619	$1,957,140
William I. Riker	14,709	—		—	$33.26	6/23/2007	181,934	$10,916,040
	46,152	—		—	$39.76	6/23/2007	—	—
	24,000	—		—	$16.00	5/6/2008	—	—
	9,501	—		—	$33.26	5/6/2008	—	—
	18,118	—		—	$39.76	5/6/2008	—	—
	7,402	—		—	$42.69	5/6/2008	—	—
	25,879	—		—	$11.92	5/14/2009	—	—
	9,274	—		—	$33.26	5/14/2009	—	—
	9,957	—		—	$39.76	5/14/2009	—	—
	7,226	—		—	$42.69	5/14/2009	—	—
	154,500	—		—	$12.40	5/4/2010	—	—
	28,791	—		—	$33.26	5/4/2010	—	—
	22,439	—		—	$42.69	5/4/2010	—	—
	51,500	—		—	$39.07	11/19/2012	—	—
	25,314	8,438		—	$45.43	5/16/2013	—	—
	65,000	65,000		—	$52.90	3/3/2014	—	—
Kevin J. O’Donnell	6,702	—		—	$37.73	6/23/2007	41,026	$2,461,560
	1,980	—		—	$41.98	6/23/2007	—	—
	9,120	—		—	$37.73	5/6/2008	—	—
	6,339	—		—	$37.87	5/6/2008	—	—
	625	—		—	$41.98	5/6/2008	—	—
	636	—		—	$37.87	5/16/2008	—	—
	8,040	—		—	$11.92	5/14/2009	—	—
	599	—		—	$37.73	5/14/2009	—	—
	5,061	—		—	$37.87	5/14/2009	—	—
	2,649	—		—	$41.98	5/14/2009	—	—
	42,000	—		—	$12.40	5/4/2010	—	—
	13,755	—		—	$37.87	5/4/2010	—	—
	12,402	—		—	$41.98	5/4/2010	—	—
	17,641	—		—	$45.38	5/14/2010	—	—
	28,000	—		—	$39.07	11/19/2012	—	—
	14,033	4,677		—	$45.43	5/16/2013	—	—
	22,500	22,500		—	$52.90	3/3/2014	—	—
	—	250,000	(4)	—	$74.24	8/31/2014	—	—
	—	56,433		—	$44.30	1/3/2016	—	—
	—	67,281		—	$42.66	3/12/2016	—	—

2006 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Options Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2) (#)	Market Value of Shares or Units of Stock That Have Not Vested(3)
Name	Exercisable	Unexercisable(1)
John D. Nichols Jr.	17,249	—	—	$39.59	6/23/2007	42,182	$2,530,920
	20,320	—	—	$39.59	5/6/2008	—	—
	11,306	—	—	$11.92	5/14/2009	—	—
	3,611	—	—	$37.32	5/14/2009	—	—
	7,571	—	—	$39.59	5/14/2009	—	—
	84,000	—	—	$12.40	5/4/2010	—	—
	11,275	—	—	$37.32	5/4/2010	—	—
	15,815	—	—	$39.59	5/4/2010	—	—
	78,750	—	—	$33.85	11/8/2011	—	—
	10,059	—	—	$39.59	11/8/2011	—	—
	38,500	—	—	$39.07	11/19/2012	—	—
	18,930	6,310	—	$45.43	5/16/2013	—	—
	37,500	37,500	—	$52.90	3/3/2014	—	—
	—	350,000 (4)	—	$74.24	8/31/2014	—	—

(1)	All options were granted under the Company’s 2001 Plan apart from those described in (4). Each option award has a 10 year term and vests in four equal installments (at a rate of 25% per year) from the date of grant. Vesting dates for each option award can be calculated accordingly.

(2)	Mr. Currie’s restricted shares vest ratably in four equal installments starting on March 21, 2007.
Mr. Donner’s restricted shares vest ratably in four equal installments starting on July 10, 2007.
Mr. Riker’s restricted shares vest as follows: 45,000 shares on May 16, 2007 and 2008, respectively; 19,375 shares on August 31, 2007 and 2008, respectively; 2,531 shares on May 16, 2007; 46,135 shares vest ratably in four equal installments starting July 19, 2007; and 2,259 shares vest March 3, 2007 and 2008, respectively.
Mr. O’Donnell’s restricted shares vest as follows: 20,187 shares vest ratably in four equal installments starting on March 21, 2007; 16,930 shares vest ratably in four equal installments starting on January 3, 2007; 1,253 shares vest on March 3, 2007 and 2008, respectively; and 1,403 shares vest on May 16, 2007.
Mr. Nichols’s restricted shares vest as follows: 1,691 and 1,690 shares vest on March 3, 2007 and 2008, respectively; 36,908 shares vest ratably in four equal installments starting on July 19, 2007; and 1,893 shares vest on May 16, 2007.

(3)	Value determined based on closing price of the Common Shares of $60.00 on December 29, 2006, the final business day of calendar year 2006.

(4)	All of these options were granted under the Company’s 2004 Plan and have a 10 year term and cliff vest 100% on the fifth anniversary of the date of grant. Vesting dates for each option award can be calculated accordingly.

2006 OPTION EXERCISES AND STOCK VESTED TABLE

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting
Neill A. Currie	—	—	—	—
Fred R. Donner	—	—	—	—
John M. Lummis(1)	456,145	$9,178,627	8,249	$372,571
William I. Riker(2)	47,519	$391,850	68,227	$3,207,217
Kevin J. O’Donnell(2)	8,364	$62,479	5,132	$232,059
John D. Nichols Jr.(2)	12,851	$126,711	6,060	$273,648

(1)	Mr. Lummis exercised all of the outstanding and vested options available to him within 30 days of his departure from the Company on June 30, 2006, pursuant to the terms of the 2001 Plan and Mr. Lummis’s relevant grant agreements.

(2)	All of these options were exercised immediately prior to their 10-year expiration period.

Potential Payments upon a Termination or a Change in Control

In connection with the employment agreements as described above, our Named Executive Officers are entitled to certain payments and benefits upon certain qualifying terminations of their employment relationships with us. A Named Executive Officer’s employment relationship may be terminated for any of the following reasons: (i) the executive’s death or Disability, (ii) by us with or without Cause, (iii) by the executive with or without Good Reason, or (iv) after expiration of the term of employment following notice of non-extension by us or by the executive. (With respect to each Named Executive Officer, “Disability,” “Cause,” and “Good Reason” are defined in the applicable employment agreement.)

Upon a termination of a Named Executive Officer’s employment, and subject to the execution of a mutual general release of claims (if requested by us), the executive will become entitled to a combination of the following benefits, as illustrated in the chart below: (i) an amount equal to a percent (the “Percent”) of base salary, to be paid in installments over the 12-month period following the termination of employment (the “Severance Period”); (ii) an amount equal to the Percent of the greater of (x) the target bonus or (y) the actual bonus for the year of termination, to be paid in substantially equal installments during the Severance Period (with the exception to (i) and (ii) that the salary and bonus benefit is payable to Mr. Currie in a lump-sum amount within 10 days of the date of termination); (iii) subject to the executive’s compliance with non-competition and other post-termination obligations, a lump-sum payment equal to a percent (the “Lump Sum Percent”) of base salary to be paid at the end of the Severance Period; (iv) subject to the executive’s compliance with non-competition and other post-termination obligations, a lump-sum payment equal to the Lump Sum Percent of the greater of (x) the target bonus or (y) the actual bonus for the year of termination, to be paid at the end of the Severance Period; (v) a pro-rata amount of the target bonus based on the number of days elapsed from the commencement of the year of termination through and including the date of termination; (vi) continuation of benefits during the Severance Period; and (vii) vesting of all awards granted under any Stock Incentive Plans. The Percent and Lump Sum Percent are 150% and 50%, respectively, for Mr. Currie; 75% and 25%, respectively, for Mr. Donner; 131.25% and 43.75%, respectively, for Mr. Riker; and 93.75% and 31.25%, respectively, for Messrs. Nichols and O’Donnell. In the event a termination (other than a termination by the executive without Good Reason) occurs within 12 months following a Change in Control (as defined in the employment agreements), the Percent and Lump Sum Percent are 150% and 50%, respectively, for all five Named Executive Officers. No benefits are payable upon a termination by us for Cause. Upon a Change in Control (as defined in the 2001 Plan), all awards outstanding vest in full.

	By Us Without Cause		By Executive for Good Reason		Death	Disability	By Executive Without Good Reason	Our Non- Extension of Agreement		Executive’s Non-Extension of Agreement
(i) Percent of Base Salary	x		x			x	x	x		x
(ii) Percent of Bonus	x		x					x
(iii) Lump Sum Percent of Base Salary	x		x			x	x	x		x
(iv) Lump Sum Percent of Bonus	x		x					x
(v) Pro-rata Bonus	x		x		x	x		x
(vi) Continuation of Benefits	x		x					x
(vii) Vesting of Awards	x	(1)	x	(1)	x	x		x	(1)

(1)	Accelerated vesting does not apply to any awards granted under the 2004 Plan, except in the case of Mr. Currie.

The estimated payments and benefits provided upon each type of termination are summarized in the following table as if the termination or change in control had occurred on December 31, 2006 and using the closing price of $60 on December 29, 2006, the last business day of calendar year 2006. In addition, with the assumption of a December 31 change in control, the estimated pro rata bonus calculations provided in the following table reflect an accrual for a full calendar year. Actual amounts payable following a termination or change in control would differ from the amounts shown, perhaps significantly, and would depend on the particular facts and circumstances pertaining at the time.

POTENTIAL PAYMENTS UPON A TERMINATION OR CHANGE IN CONTROL

Name	Benefit	Before Change in Control Termination w/o Cause or for Good Reason ($)	After Change in Control Termination w/o Cause or for Good Reason ($)	Executive Resignation Without Good Reason ($)	Disability ($)	Death ($)	Change in Control ($)
Neill A. Currie	Salary	1,500,000	1,500,000	1,500,000	1,500,000	—	—
	Bonus	5,265,000	5,265,000	—	1,170,000	1,170,000	—
	Accelerated Vesting of Awards(1)	15,531,518	17,822,768	—	15,531,518	15,531,518	17,822,768
	Continuation of Health Benefits	22,950	22,950	—	—	—	—
	Total:	22,319,468	24,610,718	1,500,000	18,201,518	16,701,518	17,822,768

Fred R. Donner	Salary	500,000	1,000,000	500,000	500,000	—	—
	Bonus	1,340,000	2,010,000	—	469,943	469,943	—
	Accelerated Vesting of Awards(1)	3,147,361	3,147,361	—	3,147,361	3,147,361	3,147,361
	Continuation of Health Benefits	15,300	15,300	—	—	—	—
	Total:	5,002,661	6,172,661	500,000	4,117,304	3,617,304	3,147,361

William I. Riker(2)	Salary	1,181,250	1,350,000	1,575,000	1,050,000	—	—
	Bonus	3,473,438	3,802,500	—	780,000	780,000	—
	Accelerated Vesting of Awards(1)	11,500,482	11,500,482	—	11,500,482	11,500,482	11,500,482
	Continuation of Health Benefits(3)	275,400	275,400	—	—	—	—
	Total:	16,430,570	16,928,382	1,575,000	13,330,482	12,280,482	11,500,482

Kevin J. O’Donnell	Salary	520,125	832,200	520,125	520,125	—	—
	Bonus	1,389,960	1,853,280	—	411,840	411,840	—
	Accelerated Vesting of Awards(1)	4,742,105	6,188,438	—	4,742,105	4,742,105	6,188,438
	Continuation of Health Benefits	15,300	15,300	—	—	—	—
	Total:	6,667,490	8,889,218	520,125	5,674,070	5,153,945	6,188,438

John D. Nichols Jr.	Salary	625,000	1,000,000	625,000	625,000	—	—
	Bonus	1,389,960	1,853,280	—	411,840	411,840	—
	Accelerated Vesting of Awards(1)	2,889,107	4,913,974	—	2,889,107	2,889,107	4,913,974
	Lease Payment(4)	952,220	952,220	952,220	952,220	952,220	—
	Continuation of Health Benefits	15,300	15,300	—	—	—	—
	Total:	5,871,587	8,734,774	1,577,220	4,878,167	4,253,167	4,913,974

(1)	Awards issued pursuant to the 2001 Plan and 2004 Plan vest immediately upon a change in control, termination without cause or for good reason or upon the employee’s death or disability. The amount shown for Accelerated Vesting of Awards represents the sum of (i) Restricted share awards that had not yet vested at December 31, 2006 valued at $60 per share; and (ii) the spread value of in-the-money stock options at December 31, 2006 which is calculated as the number of in-the-money value of stock options multiplied by the difference between $60 per share and the relevant exercise price of the underlying option. Under the 2004 Plan, in the case of a change in control, there may be an additional value attributable to the adjustment of the exercise price for awards issued pursuant to the 2004 Plan as summarized in the Compensation Discussion and Analysis under the heading “Change in Control and Severance.” Under the assumed scenario presented in the table, such an adjustment would occur and is reflected in the amounts shown for Accelerated Vesting of Awards upon a change in control for Messrs. Currie, O’Donnell and Nichols.

(2)	With respect to Mr. Riker’s employment agreement, we have the option of extending the non-compete period for an additional six months, and should we elect such option, Mr. Riker will be entitled to continue receiving monthly payments during the extended non-compete period and an amount, payable at the end of the extended non-compete period, equal to 50% of the lump sum payment made to him at the end of the original non-compete period. The amounts shown in the table reflect that the Company has exercised its option to extend the non-compete period, where applicable.

(3)	Mr. Riker’s contract provides that, except in the case of a termination of his employment by us for cause, Mr. Riker and his spouse shall have the right to continue to participate in the Company’s health plans (at Mr. Riker’s, or his spouse’s, sole expense at the then standard current rate assessed by the Company for an employee or an employee family, as applicable), as are in effect from time to time, through the earliest to occur of (x) the sixty-fifth (65th) anniversary of Mr. Riker’s birth, or (y) his breach or contravention of his employment agreement. The amounts shown reflect an estimate of costs the Company might incur to facilitate the foregoing; actual amounts may vary, perhaps considerably.

(4)	Lease payment refers to amounts pursuant to an agreement between the Company and Mr. Nichols with respect to leasehold improvements funded by Mr. Nichols in respect of his primary residence in Bermuda. The value shown reflects the unamortized portion of the leasehold improvements as of December 31, 2006; which would be required to be paid if Mr. Nichols ceases to be employed by us for any reason. The amount Mr. Nichols would be paid assuming a qualifying termination on December 15, 2007 would be $898,233.

2006 DIRECTOR COMPENSATION TABLE

Name(1)	Fees Earned or Paid in Cash(2) ($)	Stock Awards(3) ($)	Option Awards(3) ($)	Total ($)
Thomas A. Cooper	72,000	95,179	—	167,179
Edmund B. Greene	75,000	95,179	—	170,179
Brian R. Hall	75,000	95,179	—	170,179
Jean D. Hamilton	72,000	61,867	—	133,867
William F. Hecht	72,000	61,852	25,118	158,970
Henry Klehm III	39,000	20,250	—	59,250
W. James MacGinnitie	225,000	152,291	—	377,291
Scott E. Pardee	72,000	95,179	—	167,179
Nicholas L. Trivisonno	135,000	61,852	26,526	223,378

(1)	Compensation for Messrs. Currie and Riker, who served on the Board in 2006, is not included in this table because our Board compensation program does not include executive officers, who accordingly do not receive additional compensation for services rendered as a member of our Board. Information regarding the compensation of Messrs. Currie and Riker is set forth herein under the headings “Compensation Discussion and Analysis” and “2006 Summary Compensation Table.”

(2)	Amounts shown reflect annual retainer and meeting fees paid.

(3)	These columns represent the dollar amount recognized for financial statement reporting purposes with respect to the 2006 fiscal year for the fair value of awards granted in 2006 as well as prior fiscal years, in accordance with FAS 123(R). Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions as required under GAAP and instead reflect actual forfeitures when they occur. For information on the valuation assumptions with respect to awards made, refer to RenaissanceRe’s Stock Incentive Compensation and Employee Benefit Plans Note in its financial statements included in its Annual Report on Form 10-K for the respective year end, as filed with the SEC. These amounts reflect the Company’s accounting expense for these awards and do not correspond to the actual value that will be recognized by the directors.
The full grant date fair value of the stock awards granted in 2006 in accordance with FAS 123(R) was $100,000 for each director, with the exception of Mr. MacGinnitie, whose 2006 award had a grant date fair value of $300,000.

Director Compensation

The Directors Stock Plan provides equity compensation for those of our directors who are not employees of RenaissanceRe or its affiliates. During 2006, following a review of director compensation conducted on behalf of the Compensation Committee by Mercer, each of the Independent Directors (with the exception of Mr. MacGinnitie) received a grant of Restricted Shares valued at $100,000, which vest ratably over a three-year period, a 2006 annual retainer of $60,000 in cash and a 2006 per meeting fee of $3,000 in cash. Mr. MacGinnitie, who was appointed Chairman of the Board on November 1, 2005, received during 2006, in light of his expanded role and responsibilities, three times the value of each of the annual retainer, per meeting fee, and Restricted Shares grant received by the other Independent Directors. Mr. Trivisonno, who serves as Chairman of our Audit Committee, received during 2006 a retainer increase of $30,000 per annum in light of the market data provided by Mercer in respect of current compensation practices relating to the Audit Committee Chair position, and a further retainer increase of $30,000 in light of the Committee’s assessment of the particular current and forecasted demands on and responsibilities of the Audit Committee Chair in connection with RenaissanceRe’s restatement, the recruitment and orientation of RenaissanceRe’s new Chief Financial Officer, and the expected responsibilities and requirements relating to our ongoing regulatory cooperation in connection with our settlement with the SEC. The Committee intends to review from time to time the compensation of all directors, in light of the Committee’s future assessments of RenaissanceRe’s then-prevailing needs and circumstances.

Additionally, we provide to all directors reimbursement of expenses incurred in connection with service on the Board, including the reimbursement of director educational expenses. Further, the non-executive Chairman is reimbursed for expenses incurred in connection with attendance at industry events and functions. In 2006, such reimbursement to the non-executive Chairman was $40,848. We do not pay directors’ fees in respect of informational calls. Independent Director compensation is reviewed periodically by the Board.

Equity Awards. Our Directors Stock Plan is administered by our Compensation Committee. As with our executive officers, it is the philosophy of our Compensation Committee to heavily weight directors’ compensation in RenaissanceRe equity, to seek to align the interests of the directors with the long-term interests of our shareholders. Subject to adjustment upon the occurrence of certain events, a maximum of 579,727 of our Common Shares remain available for issuance under our Directors Stock Plan as of December 31, 2006.

The Directors Stock Plan also authorizes our Compensation Committee to make grants to non-employee directors in addition to the annual grants described in the preceding paragraph. We anticipate that discretionary grants will be made only to address special circumstances, such as when one or more non-employee directors are called upon to provide services to us in excess of the level of services required of our non-employee directors generally. Except as described above, no such discretion was exercised during 2006. Our Compensation Committee also may exercise discretionary authority to make awards to any non-employee director who is first elected to our Board other than at the time of an annual meeting of shareholders.

Our grants of Restricted Shares to non-executive directors generally vest over a three-year term. However, if a non-employee director is removed from our Board for cause, the non-employee director would forfeit his unvested Restricted Shares. In other circumstances, currently issued but unvested Restricted Shares would generally accelerate and vest on the termination of such director’s service.

Since 2004, the practice of our Compensation Committee has been to refrain from granting stock options to non-employee directors. Existing awards of stock options would be required to be exercised in a prompt period following the termination of any director’s service, or would expire and be forfeited.

Director Equity Ownership Policy

We maintain an equity ownership policy under which our Independent Directors are expected to acquire and maintain levels of RenaissanceRe equity with a value equal to five times the then-current annual retainer. We believe that this policy further aligns the interests of our Independent Directors with those of our shareholders, and we expect to continue this policy in the future. The Compensation Committee retains discretion to approve transactions in light of an individual director’s particular facts and circumstances from time to time.

PROPOSAL 1—THE BOARD NOMINEES PROPOSAL

Our Bye-laws provide for a classified Board, divided into three classes of approximately equal size. Each director serves a three-year term. At the Annual Meeting, our shareholders will elect the Class III directors, who will serve until our 2010 Annual Meeting. Our incumbent Class I directors are scheduled to serve until our 2008 Annual Meeting and our incumbent Class II directors are scheduled to serve until our 2009 Annual Meeting.

The Board has nominated Messrs. Hecht, Klehm and Trivisonno for re-election at the Annual Meeting. If any Nominee shall, prior to the Annual Meeting, become unavailable for election as a director, the persons named in the accompanying proxy card will vote for such other Nominee, if any, in their discretion as may be recommended by the Board.

NOMINEES

Class III Directors (whose terms
(if elected) expire in 2010):

Name	Age	Position
William F. Hecht	64	Director
Henry Klehm III	48	Director
Nicholas L. Trivisonno	60	Director

CONTINUING DIRECTORS

Class I Directors
(whose terms expire in 2008):

Name	Age	Position
Edmund B. Greene	69	Director
Brian R. Hall	65	Director
Jean D. Hamilton	60	Director
Scott E. Pardee	70	Director

Class II Directors
(whose terms expire in 2009):

Name	Age	Position
Thomas A. Cooper	70	Director
Neill A. Currie	54	Director
W. James MacGinnitie	68	Director

William I. Riker, a Class III Director whose term is scheduled to end with the 2007 Annual Meeting, is not standing for re-election, and accordingly will resign from the Board immediately prior to the 2007 Annual Meeting. Mr. Riker will continue to serve as the Company’s President and Chief Underwriting Officer. We believe this determination is consistent with the Compensation Committee’s goal of having the Chief Executive Officer be, in general, the only member of the Company’s management on the Board. The Compensation Committee is currently conducting a search for an additional independent director to serve on the Board. The Board currently intends for such additional director to be appointed by the Board and, pursuant to our Bye-laws, serve as a Class III director for a term expiring at our 2010 Annual Meeting.

Recommendation and Vote

The Nominees for election as directors at the Annual Meeting who receive the highest number of “FOR” votes will be elected as directors.

The Board of Directors unanimously recommends a vote FOR the approval of the Board Nominees Proposal.

PROPOSAL 2—THE AUDITORS PROPOSAL

Upon recommendation of the Audit Committee, the Board proposes that the shareholders appoint the firm of Ernst & Young to serve as our independent auditors for the 2007 fiscal year until the 2008 Annual Meeting. Ernst & Young served as our independent auditors for the 2006 fiscal year. A representative of Ernst & Young will attend the Annual Meeting and will be available to respond to questions and may make a statement if he or she so desires. Shareholders at the Annual Meeting will also be asked to vote to refer the determination of the auditors’ remuneration to the Board.

Fees billed to us by Ernst & Young during the 2006 and 2005 fiscal years:

Audit Fees

Audit Fees billed to us by Ernst & Young during our 2006 and 2005 fiscal years for (a) the audit of our annual financial statements, (b) review of our quarterly financial statements, (c) statutory audits and (d) assistance with and review of documents filed with the Commission (including comfort letters and consents) totaled $2,969,975 and $2,700,514, respectively.

Audit-Related Fees

Audit-Related Fees billed to us by Ernst & Young totaled $282,909 and $1,745,000, respectively, during our 2006 and 2005 fiscal years, principally derived from costs incurred by Ernst & Young in cooperating with our business practice review, the Investigations and related matters.

Tax Fees

Fees billed to us by Ernst & Young during our 2006 and 2005 fiscal years for all tax-related services rendered to us totaled $118,087 and $132,819, respectively.

All Other Fees

Ernst & Young did not perform any such “other services” during our 2006 or 2005 fiscal years.

The Audit Committee has considered whether any information technology and non-audit consulting services provided by Ernst & Young could impair the independence of Ernst & Young. No such services have been provided by Ernst & Young during 2006 and 2005 and thus the Audit Committee concluded that such services did not impair the auditors’ independence.

The Audit Committee must pre-approve all audit services and permitted non-audit services performed for RenaissanceRe by our auditors, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act which are approved by the Audit Committee prior to the completion of the audit. All engagements of Ernst & Young to provide audit, audit-related and tax services to RenaissanceRe during 2006 were pre-approved by the Audit Committee.

The Audit Committee may form and delegate authority to subcommittees, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting.

As noted above, the Audit Committee is responsible for managing our relationship with our independent auditors. The Audit Committee has the sole authority to hire and employ our auditors. The Audit Committee regularly reviews the auditors’ work plan, bills and work product. Accordingly, it is our policy that all proposed engagements by our current audit firm must be approved in advance by the Audit Committee.

Recommendation and Vote

Approval of our Auditors Proposal requires the affirmative vote of a majority of the voting rights attached to the Common Shares present, in person or by proxy, at the Annual Meeting.

The Board of Directors unanimously recommends a vote FOR the approval of the Auditors Proposal.

ADDITIONAL INFORMATION

Other Action at the Annual Meeting

A copy of our Annual Report to Shareholders for the year ended December 31, 2006, including financial statements for the year ended December 31, 2006, and the auditors’ report thereon, has been sent to all shareholders. The financial statements and auditors’ report will be formally presented at the Annual Meeting, but no shareholder action is required thereon.

As of the date of this Proxy Statement, we have no knowledge of any business, other than that we have described herein, that will be presented for consideration at the Annual Meeting. In the event any other business is properly presented at the Annual Meeting, it is intended that the persons named in the accompanying proxy will have authority to vote such proxy in accordance with their judgment on such business.

Shareholder Proposals for 2008 Annual General Meeting of Shareholders

Shareholder proposals must be received in writing by the Secretary of RenaissanceRe no later than December 24, 2007, and must comply with the requirements of the Commission and our Bye-laws in order to be considered for inclusion in our proxy statement and proxy card relating to the Annual General Meeting to be held in 2008. Such proposals should be directed to the attention of the Secretary, RenaissanceRe Holdings Ltd., P.O. Box HM 2527, Hamilton, HMGX, Bermuda. Shareholders who intend to nominate persons for election as directors at our general meetings must comply with the advance notice procedures and other provisions set forth in our Bye-laws in order for such nominations to be properly brought before that general meeting. These provisions require, among other things, that written notice from not less than 20 shareholders holding in the aggregate not less than 10% of the outstanding paid-up share capital of RenaissanceRe be received by the Secretary of RenaissanceRe not less than 60 days prior to the general meeting.

If a shareholder proposal is introduced at the 2008 Annual General Meeting of shareholders without any discussion of the proposal in our proxy statement, and the shareholder does not notify us on or before March 9, 2008 as required by SEC Rule 14a-4 (c)(1) of the intent to raise such proposal at the annual general meeting of shareholders, then proxies received by us for the 2008 Annual General Meeting will be voted by the persons named as such proxies in their discretion with respect to such proposal. Notice of such proposal is to be sent to the above address.

Shareholder Communications with the Board

Shareholders or any interested party desiring to contact the Board, any committee of the Board or the non-management directors as a group, should address the communication to Secretary, RenaissanceRe Holdings Ltd., P.O. Box HM 2527, Hamilton, HMGX, Bermuda, with a request to forward the communication to the intended recipient. Any such communications properly addressed to the Secretary will be forwarded to the Secretary or the General Counsel unopened.

THE BOARD OF DIRECTORS OF RENAISSANCERE HOLDINGS LTD. UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE NOMINEES AND EACH OF THE PROPOSALS LISTED BELOW.	Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

		For	Withhold	For all Except			For	Against	Abstain
1.	To elect three Class III directors to serve until our 2010 Annual General Meeting. If you do not wish your shares voted “FOR” a particular Nominee, mark the “For All Except” box and strike a line through the Nominee’s name. Your shares will be voted for the remaining Nominee(s). Class III Directors: 01 William F. Hecht 02 Henry Klehm III 03 Nicholas L. Trivisonno	☐	☐	☐	2.

To appoint the firm of Ernst & Young, independent auditors, to serve as our independent auditors for the 2007 fiscal year until our 2008 Annual General Meeting, and to refer the determination of the auditors’ remuneration to the Board.

							☐	☐	☐
PLEASE VOTE, DATE AND SIGN THIS PROXY BELOW AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE

Please be sure to sign and date this Proxy.

						Dated:			, 2007

Shareholder sign here

Co-owner sign here

Please sign your name or names exactly as it appears on your share certificate(s). When signing as attorney, executor, administrator, trustee, guardian or corporate executor, please give your full title as such. For joint accounts, all co-owners should sign.

▲ FOLD AND DETACH HERE ▲

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET http://www.proxyvoting.com/rnr Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.melloninvestor.com/isd where step-by-step instructions will prompt you through enrollment.

RenaissanceRe Holdings Ltd.

This Proxy is solicited on behalf of RenaissanceRe Holdings Ltd. in connection with its Annual General Meeting of Shareholders to be held on May 31, 2007.

     The undersigned shareholder of RenaissanceRe Holdings Ltd. (the “Company”) hereby appoints Fred R. Donner, Mark A. Wilcox and Stephen H. Weinstein, and each of them, as proxies, each with the power to appoint his substitute, and authorizes them to represent and vote as designated in this Proxy, all of the Common Shares and Diluted Voting Class I Common Shares, $1.00 par value each per share (collectively, the “Common Shares”), of the Company held of record by the undersigned shareholder on April 20, 2007 at the Annual General Meeting of Shareholders of the Company to be held on May 31, 2007 (the “Annual Meeting”), and at any adjournment or postponement thereof, with all powers which the undersigned would possess if personally present, with respect to the matters listed on this Proxy. In their discretion, the proxies, and each of them, are authorized to vote such Common Shares upon such other business as may properly come before the Annual Meeting.

     THE SUBMISSION OF THIS PROXY IF PROPERLY EXECUTED REVOKES ALL PRIOR PROXIES.

     IF THIS PROXY IS EXECUTED AND RETURNED BUT NO INDICATION IS MADE AS TO WHAT ACTION IS TO BE TAKEN, IT WILL BE DEEMED TO CONSTITUTE A VOTE IN FAVOR OF EACH OF THE PROPOSALS SET FORTH ON THIS PROXY.

(Continued and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲FOLD AND DETACH HERE▲

You can now access your RenaissanceRe Holdings Ltd. account online.

Access your RenaissanceRe Holdings Ltd. shareholder account online via Investor ServiceDirect® (ISD).

Mellon Investor Services LLC, Transfer Agent for RenaissanceRe Holdings Ltd., now makes it easy and convenient to get current information on your shareholder account.

• View account status • View certificate history • View book-entry information	• Make address changes • Establish/change your PIN

Visit us on the web at http://www.melloninvestor.com
Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time